Exhibit 3.1

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

THIRD AMENDED AND RESTATED
MEMORANDUM AND ARTICLES OF ASSOCIATION

OF

KE HOLDINGS INC.

贝壳控股有限公司

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

KE HOLDINGS INC.

贝壳控股有限公司

(adopted by a special resolution passed on November 29, 2019)

1.                                      The name of the Company is KE Holdings Inc. (贝壳控股有限公司).

2.                                      The registered office of the Company is at Harneys Fiduciary (Cayman) Limited, 4th Floor, Harbour Place, 103 South Church Street, P.O. Box 10240, Grand Cayman, KY1-1002, Cayman Islands, or at such other place within the Cayman Islands as the Directors may from time to time decide.

3.                                      The objects for which the Company is established are unrestricted, and the Company shall have full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

4.                                      In the interpretation of this Memorandum in general and of Clause 3 and Clause 5 in particular, no object, business or power specified or mentioned shall be limited or restricted by reference to or inference from any other object, business or power, or the name of the Company, or by the juxtaposition of two or more objects, businesses or powers, and in the event of any ambiguity in Clause 3, Clause 5 or elsewhere in this Memorandum, the ambiguity shall be resolved by such interpretation and construction as will widen and enlarge and not restrict the objects, businesses and powers of and exercisable by the Company.

5.                                      Except as prohibited or limited by the Act, the Company shall have full power and authority to carry out any object and shall have and be capable of from time to time and at all times exercising any and all of the powers at any time or from time to time exercisable by a natural person or body corporate in doing in any part of the world whether as principal, agent, contractor or otherwise whatever may be considered by it necessary for the attainment of its objects and whatever else may be considered by it as incidental or conducive thereto or consequential thereon, including the power to make any alterations or amendments to this Memorandum and the Articles of Association of the Company considered necessary or convenient in the manner set out in the Articles of Association of the Company, and the power to do any of the following acts or things, viz: to pay all expenses of and incidental to the promotion, formation and incorporation of the Company; to register the Company to do business in any other jurisdiction; to sell, lease or dispose of any property of the Company; to draw, make, accept, endorse, discount, execute and issue promissory notes, debentures, bills of exchange, bills of lading, warrants and other negotiable or transferable instruments; to lend money or other assets and to act as guarantors; to borrow or raise money on the security of the undertaking or on all or any of the assets of the Company including uncalled capital or without security; to invest monies of the Company in such manner as the Directors determine; to promote other companies; to sell the undertaking of the Company for cash or any other consideration; to distribute assets in specie to Members; to make charitable or benevolent donations; to pay pensions or gratuities or provide other benefits in cash or kind to Directors, officers, employees, past or present, and their families; to purchase directors and officers liability insurance and to carry on any trade or business and generally to do all acts and things which, in the opinion of the Company or the Directors, may be conveniently or profitably or usefully acquired and dealt with, carried on, executed or done by the Company in connection with the business aforesaid; provided that the Company shall only carry on the businesses for which a license is required under the laws of the Cayman Islands when so licensed under the terms of such laws.

6.                                      The liability of each Member is limited to the amount from time to time unpaid on such Member’s Shares.

7.                                      The authorized share capital of the Company is US$500,000 divided into 4,100,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 250,000,000 Class B Ordinary Shares of a par value of US$0.0001 each, 150,000,000 Series B Preferred Shares of a par value of US$0.0001 each, 150,000,000 Series C Preferred Shares of a par value of US$0.0001 each, 200,000,000 Series D Preferred Shares of a par value of US$0.0001 each, and 150,000,000 Series D+ Preferred Shares of a par value of US$0.0001 each, with power for the Company insofar as is permitted by law to redeem or purchase any of the Shares and to increase or reduce the said capital subject to the provisions of the Act and the Articles of Association of the Company and to issue any part of its capital, whether original, redeemed or increased with or without any preference, priority or special privilege or subject to any postponement of rights or to any conditions or restrictions and so that unless the conditions of issue shall otherwise expressly declare every issue of Shares whether declared to be preference or otherwise shall be subject to the powers hereinbefore contained; provided that notwithstanding any provision to the contrary contained in this Memorandum or the Articles of Association of the Company, the Company shall have no power to issue bearer shares, bearer warrants, bearer coupons or bearer certificates.

8.                                      If the Company is registered as exempted, its operations will be carried on subject to the provisions of Section 174 of the Act and, subject to the provisions of the Act and the Articles of Association of the Company, it shall have the power to register by way of continuation as a body corporate limited by shares under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

9.                                      The Company may amend this Memorandum by a resolution of Members in accordance with the relevant provisions of the Articles of Association of the Company.

10.                               Capitalized terms that are not defined in this Memorandum shall bear the same meanings as those given in the Articles of Association of the Company.

THE COMPANIES LAW (2018 REVISION)

OF THE CAYMAN ISLANDS

THIRD AMENDED AND RESTATED ARTICLES OF ASSOCIATION

OF

KE HOLDINGS INC.

贝壳控股有限公司

(adopted by a special resolution passed on November 29, 2019)

1.                                      In these Articles, Table A in the Schedule to the Act does not apply and, unless there is something in the subject or context inconsistent therewith,

“Act”	means the Companies Law (2018 Revision) of the Cayman Islands, as amended, modified or re-enacted from time to time.

“Additional Number”	shall bear the meaning as set forth in Article 12(c) of Exhibit A.

“Additional Share Purchase Agreements”	shall bear the meaning as set forth in the Investor Rights Agreement.

“Affiliate” of a Person

means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by or under common Control with such Person. With respect to any natural person, each of the following Persons is such natural person’s Affiliate for purposes of these Articles: (i) spouse; (ii) parents; (iii) children; (iv) siblings; (v) father-in-law and mother-in-law; (vi) son-in-law and daughter-in-law; (vii) brother-in-law and sister-in-law; (viii) any other person who is a lineal ascendant or descendant of such natural person, including adoptive relationships; and (ix) any other person who is a relative of such natural person and lives in the same household with such natural person (collectively, such natural person’s “Immediate Family Members”).  In the case of Parallel Galaxy, “Affiliate” shall also include (i) any general partner or fund manager of a fund that, directly or indirectly, wholly owns Parallel Galaxy, and (ii) any fund that directly or indirectly is Controlled by, under common Control with, or is managed by any general partner or fund manager of a fund that, directly or indirectly, wholly owns Parallel Galaxy. In the case of Parallel Stellar, “Affiliate” shall also include (i) any general partner or fund manager of a fund that, directly or indirectly, wholly owns Parallel Stellar, and (ii) any fund that directly or indirectly is Controlled by, under common Control with, or is managed by any general partner or fund manager of a fund that, directly or indirectly, wholly owns Parallel Stellar. In the case of SVF, “Affiliate” shall also include (i) any Person that directly or indirectly Controls SVF (including, if applicable, any general partner or any fund manager of SVF), and (ii) any Person that directly or indirectly Controls, is Controlled by, is under common Control with, or is managed by SVF, the general partner or the fund manager of SVF, which, for the avoidance of doubt, shall include Softbank Group Corp. and any of Softbank Group Corp.’s Affiliates.

“Applicable Laws”

means, with respect to any Person, any transnational, domestic or foreign federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended.

“Applicable Liquidation Preference”

means, with respect to the holder of Series B Preferred Shares, the Series B Liquidation Preference; with respect to the holder of Series C Preferred Shares, the Series C Liquidation Preference; with respect to the holder of Series D Preferred Shares, the Series D Liquidation Preference; and with respect to the holder of Series D+ Preferred Shares, the Series D+ Liquidation Preference.

“Articles”	means these third amended and restated articles of association of the Company (including the Exhibit A hereto).

“Asset Management Group Company”	means each of 北京愿景明德管理咨询有限公司, a PRC company, and its current and future wholly owned Subsidiaries, and the “Asset Management Group” refers to all the Asset Management Group Companies collectively.

“Automatic Conversion”	shall bear the meaning as set forth in Article 16(c).

“Baidu”	means Baidu (Hong Kong) Limited and its successors and assigns as permitted pursuant to Section 10.01 of the Investor Rights Agreement.

“Beijing Lianjia”	means Beijing Lianjia Real Estate Agency Co., Ltd. (北京链家房地产经纪有限公司).

“Beijing Yiju”	means Beijing Yiju Taihe Technology Co., Ltd. (北京宜居泰和科技有限公司), formerly known as Beijing Boheng Taihe Advertising Co., Ltd. (北京博恒泰和广告有限公司).

“Board”	means the board of directors of the Company.

“Board Observer”	shall bear the meaning as set forth in Article 65(c).

“Business”

means, in respect of any Group Company, (i) the business it currently conducts and it currently proposes to conduct, including the provision of online and offline, firsthand and secondhand, real estate sales, brokerage, leasing, renovation, franchising, advertising and other information services (including online brokerage platform) in connection with the real estate industry, and other related businesses and (ii) the Finance Business.

“Business Cooperation Agreement”	means the Strategic Cooperation Framework Agreement (战略合作框架协议), dated December 28, 2018, by and among, inter alia, the Company and an Affiliate of Tencent Mobility.

“Business Day”	means a day, other than Saturday, Sunday or another day on which commercial banks in New York, Hong Kong, the PRC, London or the Cayman Islands are authorized or required by Applicable Law to close.

“Chairman”	means the chairman of the Board.

“Class A Ordinary Shares”	means class A ordinary shares, par value $0.0001 per share, of the Company.

“Class B Ordinary Shares”	means class B ordinary shares, par value $0.0001 per share, of the Company.

“Closing”

shall bear the meaning as set forth in the Tencent Series D+ Share Purchase Agreement (i.e., the purchase and sale of the Series D+ Preferred Shares pursuant to the Tencent Series D+ Share Purchase Agreement).

“Closing Date”

shall have the meaning given to it in the Tencent Series D+ Share Purchase Agreement (i.e., the date on which the purchase and sale of the Series D+ Preferred Shares takes place pursuant to the Tencent Series D+ Share Purchase Agreement, being November 29, 2019).

“Company”	means KE Holdings Inc. (贝壳控股有限公司).

“Company Option Period”	shall bear the meaning as set forth in Article 8(b) of Exhibit A.

“Company Restricted Person”	shall bear the meaning as set forth in the Investor Rights Agreement.

“Company Secretary”	means the company secretary of the Company.

“Company Securities”	means Equity Securities of the Company.

“Contract”

means any contract, agreement, undertaking, understanding, commitment, purchase order, indenture, note, bond, loan, instrument, lease, mortgage, deed of trust, franchise, license or other legally binding arrangement, whether written or oral.

“Control” of a Person

means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise; provided, that such power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of fifty percent (50%) or more of the votes entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors (or analogous governing body) of such Person.  The terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Control Documents”	means, collectively, Beijing Lianjia Control Documents, Beijing Yiju Control Documents, and Tianjin Xiaowu Control Documents, each as defined in the Share Purchase Agreement.

“Conversion Price”

means, with respect to each Series B Preferred Share, the then-effective Series B Conversion Price; with respect to each Series C Preferred Share, the then-effective Series C Conversion Price; with respect to each Series D Preferred Share, the then-effective Series D Conversion Price; and with respect to each Series D+ Preferred Share, the then-effective Series D+ Conversion Price.

“Convertible Securities”	shall bear the meaning as set forth in Article 17(a).

“Deemed Liquidation Event”	shall bear the meaning as set forth in Article 26 of Exhibit A.

“Director”	means any director of the Board.

“Domestic Companies”	means Beijing Lianjia, Beijing Yiju and Tianjin Xiaowu, and their respective current and future Subsidiaries and consolidated affiliate entities.

“Electronic Transactions Law”	means the Electronic Transactions Law (2003 Revision) of the Cayman Islands.

“Equity Securities”

means, with respect to any Person that is not a natural person, any and all shares of capital stock, membership interests, units, profits interests, ownership interests, equity interests, registered capital and other equity securities of such Person, and any right, warrant, option, call, commitment, conversion privilege, preemptive right or other right to acquire any of the foregoing, or security convertible into, exchangeable or exercisable for any of the foregoing.

“ESOP”

means (i) the employee share incentive plan of the Company, which was established by a resolution adopted by the Board on August 20, 2018, pursuant to which up to a total of 70,045,087 Class A Ordinary Shares (representing approximately 10.79% of the issued and outstanding share capital on a fully diluted and as-converted basis based on the post-Closing capitalization table set forth in Schedule X of the Investor Rights Agreement) are reserved for issuance (the “2018 ESOP”), and (ii) any other employee share incentive plan of the Company that may be approved by the Members from time to time pursuant to Article 23 of Exhibit A.

“Excess Shares”	shall bear the meaning as set forth in Article 29 of Exhibit A.

“Exercising Rightholder”	shall bear the meaning as set forth in Article 8(e) of Exhibit A.

“Exhibit A”	means Exhibit A to these Articles, as amended from time to time.

“Finance Business”

means, the business that Beijing Yiju and its Subsidiaries currently conduct or propose to conduct as of the Closing Date, including without limitation real property transactional bridge finance, consumer finance, microcredit lending, P2P lending, financing guarantee, guaranteed payment, third-party payment processing, insurance brokerage, financial lease, commercial factoring and financial supporting services.

“First Participation Notice”	shall bear the meaning as set forth in Article 12(b) of Exhibit A.

“First Participation Period”	shall bear the meaning as set forth in Article 12(b) of Exhibit A.

“Founder”	means Mr. Zuo Hui, a citizen of the PRC.

“Founder Directors”	shall bear the meaning as set forth in Article 65(a).

“Founder Holding Company”	means Propitious Global Holdings Limited, a British Virgin Islands company.

“Founder Parties”	means the Founder and the Founder Holding Company.

“Governmental Authority”

means (i) any national, federal, state, county, municipal, local or foreign government or other political subdivision or instrumentality thereof, (ii) any entity, authority or body exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (iii) any agency, division, bureau, department or other political subdivision of any government, entity, authority or body described in the foregoing clauses (i) and (ii) of this definition, (iv) any court, tribunal or arbitrator or (v) any self-regulatory organization. A Governmental Authority also includes public international organizations, i.e., organizations whose members are countries, or territories, governments of countries or territories, other public international organizations or any combination of the foregoing.

“Group Company”

means each of the Company, Beijing Lianjia, Beijing Yiju, Tianjin Xiaowu and their respective current and future Subsidiaries and consolidated affiliate entities, and the “Group” refers to all the Group Companies collectively.

“Hillhouse”	means, collectively, HH SHL Holdings Limited, HH SPR-IX Holdings Limited and HH PDII Holdings Limited.

“Hong Kong”	means the Hong Kong Special Administrative Region of the People’s Republic of China.

“Honghua Jingrui”

means Tianjin Honghua Jingrui Enterprise Management Partnership Enterprise (Limited Partnership) (天津红华菁睿企业管理合伙企业(有限合伙)), and its successors and assigns as permitted pursuant to section 10.01 of the Investor Rights Agreement.

“Huaxing”	means, collectively, Huaxing Fengxiang, Huaxing Fengfu, Honghua Jingrui, Huaxing USD Fund III and Villa Shell I Limited.

“Huaxing Fengfu”

means Tianjin Huaxing Fengfu Technology Partnership Enterprise (Limited Partnership) (天津华兴丰富科技合伙企业(有限合伙)), and its successors and assigns as permitted pursuant to section 10.01 of the Investor Rights Agreement.

“Huaxing Fengxiang”

means Tianjin Huaxing Fengxiang Technology Partnership Enterprise (Limited Partnership) (天津华兴丰翔科技合伙企业(有限合伙)), and its successors and assigns as permitted pursuant to section 10.01 of the Investor Rights Agreement.

“Huaxing USD Fund III”	means Huaxing Growth Capital III, L.P., and its successors and assigns as permitted pursuant to section 10.01 of the Investor Rights Agreement.

“Initial Redemption Notice”	shall bear the meaning as set forth in Article 16(a) of Exhibit A.

“Initial Redemption Notice Date”	shall bear the meaning as set forth in Article 16(a) of Exhibit A.

“Initial Redemption Requesting Holder”	shall bear the meaning as set forth in Article 16(a) of Exhibit A.

“Intellectual Property”

means any and all intellectual property, industrial property and propriety rights in any jurisdiction in the world, including (i) patents, all patent rights and all applications therefor and all reissues, reexaminations, continuations, continuations-in-part, divisionals and patent term extensions thereof, (ii) inventions (whether patentable or not), discoveries, improvements, concepts, innovations and industrial models, (iii) registered and unregistered copyrights, copyright registrations and applications, author’s rights and works of authorship (including artwork of any kind), (iv) software of all types in whatever medium, inclusive of computer programs, applications, middleware, software development kits, libraries, software development tools, interfaces, firmware, compiled or interpreted programmable logic, objects, bytecode, machine code, videogames, software implementations of algorithms, models and methodologies, source code, object code and executable code, and documentation relating to any of the foregoing, (v) URLs, domain names, web sites, web pages and any part thereof, (vi) technical information, ideas, know-how, trade secrets, confidential information, drawings, designs, design protocols, specifications for parts and devices, quality assurance and control procedures, design tools, manuals, customer lists, databases, proprietary data, and other proprietary information, (vii) proprietary processes, technology, engineering, formulae, algorithms and operational procedures, and (viii) registered and unregistered trade names, trade dress, trademarks, service marks, logos, designs, symbols, slogans, taglines, brands, product names, corporate names, rights to social media accounts, and other indicia of source, origin or quality, and registrations and applications therefor, and the goodwill of the business symbolized or represented by any of the foregoing.

“Investor Directors”	shall bear the meaning as set forth in Article 65(a).

“Investor Rights Agreement”	means the Second Amended and Restated Investor Rights Agreement, dated November 29, 2019, entered into by and among the Company, Tencent, SVF and certain other parties thereto.

“Key Group Companies”	Persons listed on Part A of Schedule IV of the Investor Rights Agreement.

“Key Persons”	shall bear the meaning as set forth in the Investor Rights Agreement.

“Liquidation Event”	means any of the following events: (i) a liquidation, dissolution or winding up of the Company, or (ii) any Deemed Liquidation Event.

“Majority Preferred Holders”	means the Preferred Holders representing more than fifty percent (50%) of the voting power of all of the Preferred Shares of the Company voting as a single class, calculated on an as-converted basis.

“Member”	shall bear the meaning as set forth in the Act.

“Memorandum”	means the third amended and restated memorandum of association of the Company.

“Morespark”	means Morespark Limited and its successors and assigns as permitted pursuant to Error! Reference source not found. of the Investor Rights Agreement.

“New Hope”	means Green Frontier Investments Limited and its successors and assigns as permitted pursuant to section 10.01 of the Investor Rights Agreement.

“New Securities”	shall bear the meaning as set forth in Article 11 of Exhibit A.

“Offered Securities”	shall bear the meaning as set forth in Article 8(a) of Exhibit A.

“Options”	shall bear the meaning as set forth in Article 17(a).

“Ordinary Holder”

means each holder of Ordinary Shares from time to time as recorded in the Company’s register of members; provided, however, that no Preferred Holder shall be deemed an Ordinary Holder due to such Preferred Holder’s ownership of any Ordinary Share.

“Ordinary Shareholder Controlling Persons”	shall bear the meaning as set forth in the Investor Rights Agreement.

“Ordinary Shares”	means, collectively, the Class A Ordinary Shares and the Class B Ordinary Shares.

“Original Issue Date”

means (i) with respect to Series B Preferred Shares, the Series B Original Issue Date; (ii) with respect to the Series C Preferred Shares, the Series C Original Issue Date; (iii) with respect to the Series D Preferred Shares, the Series D Original Issue Date; and (iv) with respect to the Series D+ Preferred Shares, the Series D+ Original Issue Date.

“Original Issue Price”

means (i) with respect to Series B Preferred Shares, the Series B Original Issue Price; (ii) with respect to the Series C Preferred Shares, the Series C Original Issue Price; (iii) with respect to the Series D Preferred Shares, the Series D Original Issue Price; and (iv) with respect to the Series D+ Preferred Shares, the Series D+ Original Issue Price.

“Overallotment Option Period”	shall bear the meaning as set forth in Article 8(e) of Exhibit A.

“Oversubscription Participants”	shall bear the meaning as set forth in Article 12(c) of Exhibit A.

“paid-up”	means paid-up and/or credited as paid-up.

“Parallel Galaxy”	means Parallel Galaxy Investment Limited and its successors and assigns as permitted pursuant to Section 10.01 of the Investor Rights Agreement.

“Parallel Stellar”	means Parallel Stellar Investment Limited and its successors and assigns as permitted pursuant to Section 10.01 of the Investor Rights Agreement.

“Participation Rights Holder”	shall bear the meaning as set forth in Article 10 of Exhibit A.

“Permitted Class B Holders”	shall bear the meaning as set forth in Article 18.

“Permitted Transferee”

means (i) with respect to any Preferred Holder, any of its Affiliates that is not a Company Restricted Person, and (ii) with respect to any Ordinary Holder, (x) any Ordinary Shareholder Controlling Person that holds any shares in the Ordinary Holder, (y) any Person that is wholly owned, directly or indirectly, by such Ordinary Shareholder Controlling Person, and (z) any trust or other entity established for bona fide estate planning purposes for the benefit or on behalf of such Ordinary Shareholder Controlling Person or any Immediate Family Member of such Ordinary Shareholder Controlling Person; provided, that in each case of (i) and (ii), a Permitted Transferee with respect to any Shareholder shall not include any Tencent Restricted Person.

“Person” or “person”

means any individual, corporation, partnership, limited liability company, association (whether incorporated or unincorporated), trust, proprietorship, joint venture, joint-stock company, firm, estate, governmental entity or other entity or organization.

“PRC”	means the People’s Republic of China, but for purposes of these Articles, excluding Hong Kong, the Macau Special Administrative Region and Taiwan.

“Preemptive Right”	shall bear the meaning as set forth in Article 10 of Exhibit A.

“Preferred Co-Sale Rightholder”	shall bear the meaning as set forth in Article 9(a) of Exhibit A.

“Preferred Holder”	means each holder of Preferred Shares from time to time.

“Preferred Option Period”	shall bear the meaning as set forth in Article 8(d) of Exhibit A.

“Preferred Redemption Price”	shall bear the meaning as set forth in Article 15 of Exhibit A.

“Preferred Rightholder”	shall bear the meaning as set forth in Article 8(a) of Exhibit A.

“Preferred Shares”	means, collectively, the Series B Preferred Shares, the Series C Preferred Shares, the Series D Preferred Shares and the Series D+ Preferred Shares.

“Pro Rata Share”	shall bear the meaning as set forth in Articles 8(d) and 12(b) of Exhibit A (as applicable).

“Public Offering”	means a firm-commitment underwritten public offering of Ordinary Shares or derivatives thereof and the listing of such securities for trading on a stock exchange or other public market.

“Qualified IPO”

means a firm-commitment underwritten initial public offering of the Ordinary Shares and the listing of such shares (or securities representing such shares) for trading on the New York Stock Exchange, Nasdaq Global Market, The Stock Exchange of Hong Kong Limited, Shanghai Stock Exchange or Shenzhen Stock Exchange, with the implied market capitalization of the Company prior to such public offering being no less than the post-money valuation of the Company immediately after the Closing.

“Redemption Date”	shall bear the meaning as set forth in Article 16(a) of Exhibit A.

“Redemption Event”

means the occurrence of any of the followings events: (i) the Company fails to complete a Qualified IPO by December 28, 2023; or (ii) a majority of the Key Persons have ceased to be employed by any Group Company.

“Redemption Shares”	shall bear the meaning as set forth in Article 16(a) of Exhibit A.

“Related Party”

of any Group Company (the “Subject Person”) means (a) any shareholder of the Subject Person or its Subsidiaries, the ultimate beneficial controller of such shareholder and any of the Affiliates of such ultimate beneficial controller, (b) any director of the Subject Person or its Subsidiaries, (c) any Key Person, (d) any officer of the Subject Person or its Subsidiaries, (e) any Immediate Family Member of any foregoing Person in (a), (b), (c) or (d), or (f) any Person in which any foregoing Person in (a), (b), (c), (d) or (e) exercises Control or significant influence, including through voting, position or ownership.

“Related Party Transaction”

means any Contract or transaction (including the provision of any loan or advance, payment of any fees or remuneration (other than compensation for services rendered in the ordinary course of the Group’s Business, e.g., salary, and not exceeding US$2,500,000 (or its equivalent in any other currency) for each payee per fiscal year) or grant of any guarantee to secure Indebtedness (as such term is defined in the Share Purchase Agreement)) to be entered into by a Group Company, with, in favor of, or for the benefit of any Related Party.

“Restructuring”	shall bear the meaning as set forth in the Investor Rights Agreement.

“Restructuring Framework Agreement”	shall bear the meaning as set forth in the Investor Rights Agreement.

“Restructuring Memorandum”	shall bear the meaning as set forth in the Investor Rights Agreement.

“RMB”	means Renminbi (人民币), the legal currency of the PRC.

“Seal”	means the common seal of the Company and includes every duplicate seal.

“Second Notice”	shall bear the meaning as set forth in Article 8(e) of Exhibit A.

“Second Participation Notice”	shall bear the meaning as set forth in Article 12(c) of Exhibit A.

“Second Participation Period”	shall bear the meaning as set forth in Article 12(c) of Exhibit A.

“Series B Conversion Price”	shall bear the meaning as set forth in Article 16(a).

“Series B Liquidation Preference”	shall bear the meaning as set forth in Article 25(d) of Exhibit A.

“Series B Original Issue Date”

with respect to Series B Preferred Shares held by any certain Member, means the date set forth against its name (or the name of its permitted assignee) in the column entitled “Original Issue Date” in Part A of Schedule IX of the Investor Rights Agreement.

“Series B Original Issue Price”

with respect to Series B Preferred Shares held by any certain Member, means the price set forth against its name (or the name of its permitted assignee) in the column entitled “Original Issue Price” in Part A of Schedule IX of the Investor Rights Agreement, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series B Preferred Shares.

“Series B Preferred Shares”	means the series B preferred shares, par value of $0.0001 per share, of the Company.

“Series C Conversion Price”	shall bear the meaning as set forth in Article 16(a).

“Series C Liquidation Preference”	shall bear the meaning as set forth in Article 25(c) of Exhibit A.

“Series C Original Issue Date”

with respect to Series C Preferred Shares held by any certain Member, means the date set forth against its name (or the name of its permitted assignee) in the column entitled “Original Issue Date” in Part B of Schedule IX of the Investor Rights Agreement.

“Series C Original Issue Price”

with respect to Series C Preferred Shares held by any certain Member, means the price set forth against its name (or the name of its permitted assignee) in the column entitled “Original Issue Price” in Part B of Schedule IX of the Investor Rights Agreement, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series C Preferred Shares.

“Series C Preferred Shares”	means the series C preferred shares, par value of $0.0001 per share, of the Company.

“Series D Conversion Price”	shall bear the meaning as set forth in Article 16(a).

“Series D Liquidation Preference”	shall bear the meaning as set forth in Article 25(b) of Exhibit A.

“Series D Original Issue Date”

with respect to Series D Preferred Shares held by any certain Shareholder, means the date set forth against its name (or the name of its permitted assignee) in the column entitled “Original Issue Date” in Part C of Schedule IX of the Investor Rights Agreement.

“Series D Original Issue Price”

means US$19, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series D Preferred Shares.

“Series D Preferred Shares”	means the series D preferred shares, par value of $0.0001 per share, of the Company.

“Series D+ Conversion Price”	shall bear the meaning as set forth in Article 16(a).

“Series D+ Liquidation Preference”	shall bear the meaning as set forth in Article 25(a) of Exhibit A.

“Series D+ Original Issue Date”

with respect to Series D+ Preferred Shares held by any certain Shareholder, means the date set forth against its name (or the name of its permitted assignee) in the column entitled “Original Issue Date” in Part D of Schedule IX of the Investor Rights Agreement.

“Series D+ Original Issue Price”

means US$22.80, as appropriately adjusted for any share dividend, share split, combination of shares, reorganization, recapitalization, reclassification or other similar event affecting the Series D+ Preferred Shares.

“Series D+ Preferred Shares”	means the series D+ preferred shares, par value of $0.0001 per share, of the Company.

“Share Purchase Agreement”	means the Series D and Series D+ Preferred Shares Purchase Agreement, dated November 14, 2019, entered into by and among the Company, SVF and certain other parties thereto.

“Shares”	means, collectively, the Ordinary Shares and the Preferred Shares.

“Significant Group Company”

means each Person listed on Schedule IV of the Investor Rights Agreement and any of other current and future Subsidiaries and consolidated affiliate entities of the Company whose revenue for the prior fiscal year exceeds RMB 500,000,000 or that is otherwise material to the Group.

“Special Resolution”

means, in accordance with the Act and these Articles, a Members’ resolution expressed to be a special resolution and passed either (i) as a unanimous written resolution signed by all Members entitled to vote, or (ii) at a meeting by at least two-thirds (2/3) of such Members as, being entitled to do so, vote in person or by proxy at a general meeting.

“Subject Financing Round”	means an equity financing round conducted by the Company after the Closing Date.

“Subsidiary”	means, with respect to any Person, any other Person that is Controlled directly or indirectly by such Person.

“Sunac”	means Shining Wish Investment Limited and its successors and assigns as permitted pursuant to section 10.01 of the Investor Rights Agreement.

“SVF”	means SVF II Shell Subco (Singapore) Pte. Ltd. and its successors and assigns as permitted pursuant to section 10.01 of the Investor Rights Agreement.

“SVF Director”	shall bear the meaning as set forth in Article 65(b).

“SVF Participation Notice”	shall bear the meaning as set forth in Article 12(a) of Exhibit A.

“SVF Priority Preemptive Right Issuance Round”

means a Subject Financing Round (the “Relevant Subject Financing Round”) which fulfils either of the following conditions: (i) the gross fundraising amount of which, together with the gross fundraising amounts of all Subject Financing Rounds, if any, conducted and consummated by the Company prior to the date on which the Relevant Subject Financing Round is proposed, would be less than US$500,000,000; or (ii) the gross fundraising amount of which, together with the gross fundraising amounts of all Subject Financing Rounds, if any, conducted and consummated by the Company after the Closing Date and prior to the date on which the Relevant Subject Financing Round is proposed, would be equal to or exceed US$500,000,000, it being agreed, however, that a Relevant Subject Financing Round shall not constitute an SVF Priority Preemptive Right Issuance Round if the gross fundraising amounts of all Subject Financing Rounds conducted and consummated by the Company prior to the date on which the Relevant Subject Financing Round is proposed were equal to or exceeded US$500,000,000.

By way of illustration, if the Company conducts four Subject Financing Rounds and raises US$200,000,000 in each Subject Financing Round, each of the first three Subject Financing Rounds is a SVF Priority Preemptive Right Issuance Round, and the fourth Subject Financing Round is not a SVF Priority Preemptive Right Issuance Round because the gross fundraising amounts of the first three Subject Financing Rounds were equal to or exceeded US$500,000,000.

“SVF Put Price”	shall bear the meaning as set forth in the Investor Rights Agreement.

“SVF Put Shares”	shall bear the meaning as set forth in the Investor Rights Agreement.

“Tax”	shall bear the meaning as set forth in the Share Purchase Agreement.

“Tencent”	means Tencent Mobility, Parallel Galaxy, Parallel Stellar and Morespark collectively; each a “Tencent Entity”.

“Tencent Director”	shall bear the meaning as set forth in Article 65(b).

“Tencent Mobility”	means Tencent Mobility Limited and its successors and assigns as permitted pursuant to Section 10.01 of the Investor Rights Agreement.

“Tencent Option Period”	shall bear the meaning as set forth in Article 8(c) of Exhibit A.

“Tencent Restricted Person”	means each Person listed on Schedule VII of the Investor Rights Agreement.

“Tencent Series D+ Share Purchase Agreement”	means the Series D+ Share Purchase Agreement, dated November 25, 2019, by and between the Company, the Founder, Tencent Mobility, Parallel Stellar and certain other parties thereto.

“Tianjin Xiaowu”	means Tianjin Xiaowu Information Technology Co., Ltd. (天津小屋信息科技有限公司).

“Trade Sale”	shall bear the meaning as set forth in Article 26 of Exhibit A.

“Transaction Document”	shall bear the meaning as set forth in the Investor Rights Agreement.

“Transfer”

means, with respect to any Equity Securities of any Person, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Equity Securities or any participation or interest therein, whether directly or indirectly (including pursuant to a derivative transaction), or to agree or commit to do any of the foregoing, and, (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Equity Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“Transfer Notice”	shall bear the meaning as set forth in Article 8(a) of Exhibit A.

“Transferor”	shall bear the meaning as set forth in Article 8(a) of Exhibit A.

“US$” or “$”	means the lawful currency of the United States of America.

“Vanke”	means Golden Shell (BVI) Company Limited and its successors and assigns as permitted pursuant to section 10.01 of the Investor Rights Agreement.

“Ziroom Group Company”

means each of Ziroom Inc., an exempted company with limited liability incorporated under the laws of the Cayman Islands, and its current and future wholly owned Subsidiaries, and the “Ziroom Group” refers to all the Ziroom Group Companies collectively.

The phrase “directly or indirectly” means directly, or indirectly through one or more intermediate Persons or through contractual or other arrangements and “direct or indirect” has the correlative meaning.

Unless the context otherwise requires, all words (whether gender-specific or gender-neutral) shall be deemed to include each of the masculine, feminine and neuter genders, and words indicating the singular include the plural and vice versa.

Headings are included for convenience only and shall not affect the construction of any provision of these Articles.  All schedules and exhibits to these Articles are integral parts of these Articles.

“Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation”.

References to “law” or “laws” shall include all applicable laws, regulations, rules and orders of any Governmental Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

A reference to any “Person” shall, where the context permits, include such Person’s executors, administrators, legal representatives and permitted successors and assigns.

A reference to any Article is, unless otherwise specified, to such Article of these Articles.  The words “hereof,” “hereunder,” “hereto” and words of like import, unless the context requires otherwise, refer to these Articles as a whole and not to any particular Article hereof.  References to any document (including these Articles) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

In calculations of share numbers or percentages, (i) references to “fully diluted and as-converted basis” mean that the calculation is to be made assuming that all outstanding options, warrants and other Equity Securities convertible into or exercisable or exchangeable for Ordinary Shares (whether or not by their terms then currently convertible, exercisable or exchangeable) have been so converted, exercised or exchanged, and (ii) references to an “as-converted basis” mean that the calculation is to be made assuming that all Preferred Shares in issue have been converted into Ordinary Shares.

Any share calculation that makes reference to a specific date shall be appropriately adjusted to take into account any share split, share consolidation or similar event after such date.

A reference to a statute or statutory provision includes, to the extent applicable at any relevant time, (a) that statute or statutory provision as from time to time consolidated, modified, re-enacted or replaced by any other statute or statutory provision, (b) any repealed statute or statutory provision which it re-enacts (with or without modification) and (c) any subordinate legislation or regulation made under the relevant statute or statutory provision.

If the day on or by which a payment must be made is not a Business Day, such payment may be made on or by the Business Day immediately following such day.

References to writing include any mode of reproducing words in a legible and non-transitory form including electronic media.

A Person is a “wholly owned Subsidiary” of another Person if it has no shareholders other than such other Person and such other Person’s wholly owned Subsidiaries, or if it is Controlled by such other Person via variable interest entity arrangements so that its financial results are entirely consolidated with the financial results of such other Person.

Notwithstanding anything to the contrary, for the purposes of these Articles, (i) any Transfer of any Equity Securities of, any issuance or redemption of Equity Securities by or any change in share capital in a limited partner of any fund that, directly or indirectly, wholly owns Parallel Galaxy, Parallel Stellar or SVF (as the case may be) or the addition or removal of any limited partner of such fund shall not be deemed to be a Transfer of any Shares or otherwise subject to any restriction set forth in Articles 1 through 9 of Exhibit A, and (ii) any direct or indirect mortgage, charge, pledge or otherwise permitting any encumbrance over any Equity Securities in Parallel Galaxy, Parallel Stellar or SVF (as the case may be) or any limited partnership interests in any fund that, directly or indirectly, wholly owns Parallel Galaxy, Parallel Stellar or SVF (as the case may be) shall not be deemed to be any direct or indirect mortgage, charge, pledge or otherwise permitting any encumbrance over any interests in the Shares; in each case of (i) and (ii) above, so long as no Company Restricted Person is a party to the relevant transaction.

Any requirements as to execution or signature under these Articles can be satisfied in the form of an electronic signature (as defined in the Electronic Transactions Law).

Any requirements as to delivery under these Articles include delivery in the form of an electronic record (as defined in the Electronic Transactions Law).

Section 8 and 19(3) of the Electronic Transactions Law shall not apply to these Articles.

2.                                      The business of the Company may be commenced as soon after incorporation as the Directors shall see fit, notwithstanding that part only of the Shares may have been allotted.

3.                                      The Directors may pay, out of the capital or any other monies of the Company, all expenses incurred in or about the formation and establishment of the Company including the expenses of registration.

CERTIFICATES FOR SHARES

4.                                      Subject to Article 5, certificates representing Shares shall be in such form as shall be determined by the Directors.  Such certificates may be under Seal.  Share certificates shall be signed by one or more Directors or other persons authorized by the Directors.  The Company shall not be bound to issue more than one certificate for Shares held jointly by more than one Person and delivery of a certificate to one joint holder shall be a sufficient delivery to all of them.  All certificates for Shares shall be consecutively numbered or otherwise identified and shall specify the Shares to which they relate.  The name and address of the Person to whom the Shares represented thereby are issued, with the number of Shares and date of issue, shall be entered in the register of members.  All Share certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of Shares shall have been surrendered and cancelled.  The Directors may authorize certificates to be issued with the Seal and authorized signature(s) to be affixed by some method or system of mechanical process.

5.                                      Notwithstanding Article 4, each certificate representing the Shares shall bear a legend substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (AS AMENDED, THE “ACT”) OR UNDER THE SECURITIES LAWS OF ANY STATE.  THIS SECURITY MAY NOT BE TRANSFERRED, SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE ACT OR (B) AN EXEMPTION UNDER THE ACT.

THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER AS SET FORTH IN THE APPLICABLE INVESTOR RIGHTS AGREEMENT, A COPY OF WHICH IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY AND WILL BE FURNISHED UPON REQUEST TO THE HOLDER OF RECORD OF THE SHARES REPRESENTED BY THIS CERTIFICATE.

6.                                      If a Share certificate is defaced, lost or destroyed, it may be renewed on payment of a fee of such sum and on such terms (if any) as the Directors may reasonably prescribe.

ISSUE OF SHARES

7.                                      Subject to the Memorandum, the other provisions of these Articles (including Articles 10 through 13 and Articles 22 and 23 of Exhibit A) and without prejudice to any special rights previously conferred on the holders of existing Shares, the Directors may allot, issue, grant options over or otherwise dispose of Shares (including fractions of a Share) with or without preferred, deferred or other special rights or restrictions, whether in regard to dividend, voting, return of capital or otherwise and to such Persons, at such times and on such other terms as they think proper.

8.                                      Subject to Article 4 and Article 6, the Company shall maintain a register of its Members, and every Person whose name is entered as a Member in the register of members shall be entitled without payment to receive within one (1) month after allotment or lodgment of transfer (or within such other period as the conditions of issue shall provide) one certificate representing all its Shares or, if the Directors so determine, several certificates each representing one or more of its Shares.

TRANSFER OF SHARES

9.                                      The instrument of transfer in respect of any Share shall be in writing and shall be executed by or on behalf of the transferor (and, if the Directors so require, signed by the transferee), and the transferor shall be deemed to remain the holder of a Share until the name of the transferee is entered in the register of members.

10.                               The Directors may not decline to register any transfer of Shares unless such registration of transfer would be contrary to the provisions of the Investor Rights Agreement, the Memorandum, the other provisions of these Articles (including Articles 1 through 9 of Exhibit A) or the Act.  If the Directors refuse to register a transfer, they shall notify the transferee of such refusal within five (5) Business Days after receipt of a request for such transfer, providing a detailed explanation of the reason therefor.

REDEEMABLE SHARES

11.                               Subject to the Act, the Memorandum and the other provisions of these Articles (including Exhibit A), Shares may be issued on the terms that they are, or at the option of the Company or the holder are, to be redeemed on such terms and in such manner as the Company, before the issue of such Shares, may by Special Resolution determine.  Subject to the Act, the Memorandum and the other provisions of these Articles (including Exhibit A), the Company shall have the power to purchase or otherwise acquire its own shares on such terms and in such manner as the Board may determine and agree with a Member and any such determination by the Board shall be deemed authorized by these Articles for purposes of the Act.  The Company is hereby authorized to make payments in respect of the purchase of its shares out of capital or out of any other account or fund which can be authorized for this purpose in accordance with the Act.

VARIATION OF RIGHTS OF SHARES

12.                               Subject to the Act, and in addition to the other requirements under the Memorandum and these Articles (including Articles 22 and 23 of Exhibit A), if at any time the share capital of the Company is divided into different classes or series of Shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the Shares of that class or series) may, whether or not the Company is being wound up, only be varied with the consent in writing of the holders of at least a majority of the issued Shares of that class or series or with the sanction of a resolution of such holders of at least a majority of the issued Shares of that class or series, so long as such proposed variation would not adversely affect the rights of any other classes or series of Shares.  The provisions of these Articles relating to general meetings of the Company shall apply to every general meeting of the holders of one class or series of Shares, except that, without prejudice to Article 46, the necessary quorum shall be Persons holding or representing in person or by proxy, at least a majority of the issued Shares of that class or series.

13.                               The rights conferred upon the holders of the Shares of any class or series issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the Shares of that class or series, be deemed to be varied by the creation or issue of further Shares ranking pari passu therewith.

COMMISSION ON SALE OF SHARES

14.                               The Company may in so far as the Act from time to time permits pay a commercially reasonable commission to any Person in consideration of such Person subscribing or agreeing to subscribe whether absolutely or conditionally for any Shares.  Such commissions may be satisfied by the payment of cash or the lodgment of fully or partly paid-up Shares or partly in one way and partly in the other.  The Company may also on any issue of Shares pay such brokerage as may be lawful and commercially reasonable.

NON-RECOGNITION OF TRUSTS

15.                               No person shall be recognized by the Company as holding any Share upon any trust and the Company shall not be bound by or be compelled in any way to recognize (even when having notice thereof) any equitable, contingent, future or partial interest in any Share, or any interest in any fractional part of a Share, or (except only as is otherwise provided by these Articles or the Act) any other rights in respect of any Share except an absolute right to the entirety thereof in the registered holder.

CONVERSION OF PREFERRED SHARES

16.                               The holders of the Preferred Shares shall have the rights described below with respect to the conversion of the Preferred Shares into Ordinary Shares:

(a)                                 Conversion Ratio. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Series D+ Preferred Share shall be the quotient of the applicable Series D+ Original Issue Price divided by the conversion price then applicable to Series D+ Preferred Shares (the “Series D+Conversion Price”), which shall initially be the Series D+ Original Issue Price, resulting in an initial conversion ratio for Series D+ Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time pursuant to Article 17. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Series D Preferred Share shall be the quotient of the applicable Series D Original Issue Price divided by the conversion price then applicable to Series D Preferred Shares (the “Series D Conversion Price”), which shall initially be the Series D Original Issue Price, resulting in an initial conversion ratio for Series D Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time pursuant to Article 17. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Series C Preferred Share shall be the quotient of the applicable Series C Original Issue Price divided by the conversion price then applicable to Series C Preferred Shares (the “Series C Conversion Price”), which shall initially be the Series C Original Issue Price, resulting in an initial conversion ratio for Series C Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time pursuant to Article 17. The number of Class A Ordinary Shares to which a holder shall be entitled upon conversion of each Series B Preferred Share shall be the quotient of the applicable Series B Original Issue Price divided by the conversion price then applicable to Series B Preferred Shares (the “Series B Conversion Price”), which shall initially be the Series B Original Issue Price, resulting in an initial conversion ratio for Series B Preferred Shares of 1:1, and shall be subject to adjustment and readjustment from time to time pursuant to Article 17.

(b)                                 Optional Conversion.  Unless converted earlier pursuant to Article 16(c), any Preferred Share may, at the option of the holder thereof, be converted at any time after the date of issuance of such Shares, without the payment of any additional consideration (provided that, if any Preferred Share has not been fully paid in accordance with the terms of issue thereof prior to such conversion, the Ordinary Share(s) so converted shall remain subject to the payment requirements in accordance with the terms of issue of the Preferred Share), into fully-paid and non-assessable Class A Ordinary Shares based on the Conversion Price.

(c)                                  Automatic Conversion.  Each Preferred Share shall automatically be converted, based on the Conversion Price, without the payment of any additional consideration (provided that, if any Preferred Share has not been fully paid in accordance with the terms of issue thereof prior to such conversion, the Ordinary Share(s) so converted shall remain subject to the payment requirements in accordance with the terms of issue of the Preferred Share), into fully-paid and non-assessable Class A Ordinary Shares upon the consummation of a Qualified IPO. Any conversion pursuant to this Article 16(c) shall be referred to as an “Automatic Conversion”.

(d)                                 No Conversion into Class B Ordinary Shares.  Under no circumstances shall any Preferred Shares other than Preferred Shares that may be owned by the Founder be convertible into Class B Ordinary Shares.

(e)                                  Conversion Mechanism.  The conversion hereunder of any applicable Preferred Share shall be effected in the following manner:

(i)                                     Except as provided in Articles 16(e)(ii) and 16(e)(iii) below, before any holder of any Preferred Shares shall be entitled to convert the same into Class A Ordinary Shares, such holder shall surrender the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) at the office of the Company or of the Company Secretary for such Share to be converted and shall give notice to the Company at its principal office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for Class A Ordinary Shares are to be issued. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of applicable Preferred Shares, or to the nominee or nominees of such holder, a certificate or certificates for the number of Class A Ordinary Shares to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such notice and such surrender of the Preferred Shares to be converted, the register of members of the Company shall be updated accordingly to reflect the same, and the Person or Persons entitled to receive the Class A Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Class A Ordinary Shares as of such date.

(ii)                                  If the conversion is in connection with an underwritten public offering of securities, the conversion will be conditioned upon the closing with the underwriter(s) of the sale of securities pursuant to such offering and the Person(s) entitled to receive the Class A Ordinary Shares issuable upon such conversion shall not be deemed to have converted the applicable Preferred Shares until immediately prior to the closing of such sale of securities.

(iii)                               Upon the occurrence of an event of Automatic Conversion, all holders of Preferred Shares to be automatically converted will be given at least ten (10) days’ prior written notice of the date fixed for the closing of the Qualified IPO and the place designated for automatic conversion of all such Preferred Shares pursuant to this Article 16(e)(iii). Such notice shall be given pursuant to Articles 102 through 105 to each record holder of such Preferred Shares at such holder’s address appearing on the register of members. On or before the date fixed for conversion, each holder of such Preferred Shares shall surrender the applicable certificate or certificates (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor) for all such shares to the Company at the place designated in such notice. On the date fixed for conversion, the Company shall promptly effect such conversion and update its register of members to reflect such conversion, and all rights with respect to such Preferred Shares so converted will terminate, with the exception of (i) the right of a holder thereof to receive the Class A Ordinary Shares issuable upon conversion of such Preferred Shares, and upon surrender of the certificate or certificates therefor (if any) (or in lieu thereof shall deliver an affidavit of lost certificate and indemnity therefor), to receive certificates (if applicable) for the number of Class A Ordinary Shares into which such Preferred Shares have been converted, and (ii) the rights of a holder thereof specified under Article 16(e)(v) and Article 16(e)(vi). All certificates evidencing such Preferred Shares shall, from and after the date of conversion, be deemed to have been cancelled and the Preferred Shares represented thereby converted into Class A Ordinary Shares for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date.

(iv)                              The Company may effect the conversion of Preferred Shares in any manner available under Applicable Laws, including redesignation and reclassification of the relevant Preferred Shares into Class A Ordinary Shares, or redeeming or repurchasing the relevant Preferred Shares and applying the proceeds thereof towards payment for the new Class A Ordinary Shares. For purposes of the repurchase or redemption, the Company may, subject to the Company being able to pay its debts in the ordinary course of business, make payments out of its capital.

(v)                                 No fractional Class A Ordinary Shares shall be issued upon conversion of any Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall, at the discretion of the Board of Directors, either (A) pay cash equal to such fraction multiplied by the Conversion Price of the applicable Preferred Share, or (B) issue one whole Class A Ordinary Share for each fractional share to which the holder would otherwise be entitled.

(vi)                              Upon conversion, all accrued but unpaid share dividends on the applicable Preferred Shares shall be paid in shares and all accrued but unpaid cash dividends on the applicable Preferred Shares shall be paid either in cash or by the issuance of a number of further Class A Ordinary Shares equal to the value of such cash amount divided by the applicable Conversion Price, at the option of the holders of the applicable Preferred Shares.

ADJUSTMENTS TO CONVERSION PRICE

17.                               (a)                                 Special Definitions.  For the purposes of this Article 17, the following definitions apply:

(i)                                     “Convertible Securities” means any evidences of indebtedness, shares or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(ii)                                  “Options” means rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(b)                                 No Adjustment of Conversion Price.  Notwithstanding any provision to the contrary contained herein, no adjustment in the Conversion Price shall be made in respect of the issuance of New Securities unless the issue price per Ordinary Share for such New Securities issued or deemed to be issued by the Company is lower than the Conversion Price in effect on the date of and immediately prior to such issue.

(c)                                  Deemed Issuance of New Securities.  In the event that the Company shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class or series of Shares entitled to receive any such Options or Convertible Securities, then the maximum number of Ordinary Shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to Article 17(c)(ii))) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities shall be deemed to be New Securities issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date; provided that New Securities shall be deemed to not have been issued unless the issue price per Ordinary Share (as determined pursuant to Article 17(e)) of such New Securities would be less than the applicable Conversion Price on the date of and immediately prior to such issue, or such record date, as the case may be; provided, further, that in any such case in which New Securities are deemed to be issued:

(i)                                     other than adjustments contemplated under clauses (ii) or (iii) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or Ordinary Shares upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(ii)                                  if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)                               upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price with respect to any Preferred Share computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

(A)                               in the case of Convertible Securities or Options for Ordinary Shares, the only New Securities issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Company upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)                               in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Company for the New Securities deemed to have been then issued was the consideration actually received by the Company for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issue of the Convertible Securities with respect to which such options were actually exercised;

(iv)                              no readjustment pursuant to Article 17(c)(ii) or Article 17(c)(iii) shall have the effect of increasing the Conversion Price with respect to any Preferred Share to an amount which exceeds the Conversion Price with respect to such Preferred Share that would have been in effect had no adjustments in relation to the issuance of the Options or Convertible Securities as referenced in Article 17(c)(ii) or Article 17(c)(iii); and

(v)                                 if such record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefor, the adjustment previously made in the Conversion Price with respect to any Preferred Share which became effective on such record date shall be canceled as of the close of business on such record date, and thereafter the Conversion Price with respect to such Preferred Share shall be adjusted pursuant to Article 17(c)(iii) as of the actual date of their issuance.

(d)                                 Adjustment of Conversion Price upon Issuance of New Securities below the Conversion Price.  In the event of an issuance or deemed issuance of New Securities for a consideration per Ordinary Share received by the Company (net of any selling concessions, discounts or commissions) less than the Conversion Price with respect to any Preferred Share in effect immediately prior to such issue or deemed issue, then the applicable Conversion Price with respect to such Preferred Share shall be reduced, concurrently with such issue, to a price determined as set forth below, save that if an adjustment would result in the adjusted Conversion Price being lower than the par value of an Ordinary Share, the Conversion Price shall be deemed to be adjusted so as to equal the par value of an Ordinary Share:

NCP = OCP * (OS + (NP/OCP))/(OS + NS)

where:

NCP = the new Conversion Price with respect to such Preferred Share;

OCP = the Conversion Price with respect to such Preferred Share in effect immediately before the issuance or deemed issuance of the New Securities;

OS = the total number of Ordinary Shares on an as-converted, fully diluted basis immediately before the issuance or deemed issuance of the New Securities, including Ordinary Shares issuable upon the conversion, exercise or exchange of all outstanding Preferred Shares, Convertible Securities, Options and Equity Securities to be issued pursuant to the transactions expressly contemplated by the Restructuring Framework Agreement;

NP = the total consideration received for the issuance or deemed issuance of the New Securities; and

NS = the total number of New Securities actually issued or deemed to be issued.

(e)                                  Determination of Consideration.  For purposes of this Article 17, the consideration received by the Company for the issuance or deemed issuance of any New Securities shall be computed as follows:

(i)                                     Except as provided in Article 17(e)(ii), such consideration shall:

(A)                               insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest or accrued dividends and excluding any discounts, commissions or placement fees payable by the Company to any underwriter or placement agent in connection with the issuance of any New Securities;

(B)                               insofar as it consists of property other than cash, be computed at the fair market value thereof at the time of such issue, as determined and approved in good faith by the Board; provided that no value shall be attributed to any services performed by any employee, officer or director of any Group Company; and

(C)                               in the event that New Securities are issued or deemed issued together with other Shares or securities in or other assets of the Company for consideration which covers both such New Securities and such other Shares or securities or other assets, be the proportion of such consideration so received with respect to such New Securities, computed as provided in Article 17(e)(i)(A) and Article 17(e)(i)(B), as determined in good faith by the Board.

(ii)                                  The consideration per Ordinary Share received by the Company for New Securities deemed to have been issued pursuant to Article 17(c), relating to Options and Convertible Securities, shall be determined by dividing:

(A)                               the total amount, if any, received or receivable by the Company (net of any selling concessions, discounts or commissions) as consideration for the issue of such Options or Convertible Securities (determined in the manner described in Article 17(e)(i)), plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by

(B)                               the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(f)                                   Adjustments for Share Subdivisions, Combinations or Consolidations of Equity Securities.  In the event that the outstanding Ordinary Shares shall be subdivided (by share dividend, share split or otherwise) into a greater number of Ordinary Shares, the Conversion Price then in effect immediately prior to such subdivision shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event that the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a smaller number of Ordinary Shares, the Conversion Price then in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

(g)                                  Adjustments for Ordinary Share Dividends and Distributions.  In the event that the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, a dividend or other distribution to the Ordinary Holders payable in additional Ordinary Shares, the Conversion Price with respect to each Preferred Share shall be decreased as of the time of such issuance (or in the event such record date is fixed, as of the close of business on such record date) by multiplying such Conversion Price by a fraction (i) the numerator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (ii) the denominator of which is the total number of Ordinary Shares issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of Ordinary Shares issuable in payment of such dividend or distribution.

(h)                                 Adjustments for Other Distributions.  In the event that the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Ordinary Shares entitled to receive, any distribution payable in securities in or assets of the Company other than Ordinary Shares, then and in each such event, provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities in or assets of the Company that they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Article 17 with respect to the rights of the holders of the Preferred Shares.

(i)                                     Adjustments for Reclassification, Exchange and Substitution.  If the Ordinary Shares issuable upon conversion of any Preferred Shares shall be changed into the same or a different number of Shares of any other class or classes of Shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of Shares provided for above), then and in each such event the holder of each such Preferred Share shall have the right thereafter to convert such Preferred Share into the kind and amount of Shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the applicable Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(j)                                    Other Dilutive Events.  In case any event shall occur as to which the other provisions of this Article 17 are not strictly applicable, but the failure to make any adjustment to the applicable Conversion Price would not fairly protect the conversion rights of the Preferred Shares in accordance with the essential intent and principles hereof, then, in each such case, the Company, in good faith, shall determine the appropriate adjustment to be made, on a basis consistent with the essential intent and principles established in this Article 17, necessary to preserve, without dilution, the conversion rights of the Preferred Shares.

(k)                                 No Impairment.  The Company shall not, by amendment of the Memorandum or these Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but shall at all times in good faith assist in the carrying out of all the provisions of this Article 17 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Preferred Shares against impairment.

(l)                                     Certificate as to Adjustments.  Upon the occurrence of each adjustment or readjustment of the applicable Conversion Price pursuant to this Article 17, the Company, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof, and furnish to each holder of the Preferred Shares who is affected by such adjustment or readjustment a certificate setting forth such adjustment or readjustment, by first class mail, postage prepaid, at such holder’s address as shown in the Company’s books. The certificate shall set forth such adjustment or readjustment, showing in detail the facts upon which such adjustment or readjustment is based, including a statement of (i) the consideration received or deemed to be received by the Company for any New Securities issued or sold or deemed to have been issued or sold, (ii) the number of New Securities issued or sold or deemed to be issued or sold, the Conversion Price in effect before and after such adjustment or readjustment, and (iv) the number of the Ordinary Shares and the type and amount, if any, of other property which would be received upon the conversion of the applicable Preferred Shares after such adjustment or readjustment.

(m)                             Calculations.  All calculations under this Article 17 shall be made to the nearest cent or to the nearest 1/100 of a Share, as the case may be.

(n)                                 No Adjustment.  No adjustment in the Conversion Price need be made if such adjustment would result in a change in the Conversion Price of less than US$0.0001. Any adjustment of less than US$0.0001 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.0001 or more in the applicable Conversion Price. If an adjustment in the Conversion Price would result in the reduction of the applicable Conversion Price to below the par value of an Ordinary Share, the applicable Conversion Price shall be deemed to be reduced to an amount equal to the par value of an Ordinary Share.

AUTOMATIC CONVERSION OF CLASS B ORDINARY SHARES

18.                               The Class B Ordinary Shares shall only be held by the Founder, his wholly owned holding entities, or any trust or other entity established for bona fide estate planning purposes for the benefit of or on behalf of him or his Immediate Family Member (together, the “Permitted Class B Holders”).

19.                               Upon a Transfer of any Class B Ordinary Shares by a Permitted Class B Holder to any Person (other than to any other Permitted Class B Holder), such Class B Ordinary Shares shall automatically and immediately be converted into an equal number of Class A Ordinary Shares.  If the Founder ceases to be an employee of any Group Company, the Class B Ordinary Shares beneficially owned by him and each Permitted Class B Holder, if any, shall automatically and immediately be converted into an equal number of Class A Ordinary Shares.  Under no circumstances shall any Preferred Shares other than Preferred Shares that may be owned by the Founder or any Permitted Class B Holder be convertible into the Class B Ordinary Shares.

NOTICES OF RECORD DATE

20.                               Notices of Record Date. Without prejudice to the other provisions of these Articles, in the event that the Company shall propose at any time:

(a)                                 to declare any dividend or distribution upon the Ordinary Shares or other class or series of Shares, whether in cash, property, Shares or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

(b)                                 to offer for subscription pro rata to the holders of any class or series of Shares any additional Shares of any class or series or other rights;

(c)                                  to effect any reclassification or recapitalization of the Ordinary Shares outstanding involving a change in the Ordinary Shares;

(d)                                 to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property, assets or business or a majority of the Shares, or to liquidate, dissolve or wind up; or

(e)                                  take any other action requiring an adjustment to the Conversion Price or the number or character of the Preferred Shares as set forth herein,

then, in connection with each such event, the Company shall send to each Member (i) at least thirty (30) days’ prior written notice of the date on which a record shall be taken for such dividend, distribution, subscription or other applicable rights (and specifying the date on which the holders of Shares shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in Article 20(a) and Article 20(b) and (ii) in the case of the matters referred to in Article 20(c), Article 20(d) and Article 20(e), at least thirty (30) days’ prior written notice of the date when the same shall take place (and specifying the date on which the holders of Shares shall be entitled to exchange their Shares for securities or other property deliverable upon the occurrence of such event).

LIEN ON SHARES

21.                               The Company shall have a first and paramount lien and charge on all Shares (not being a fully paid-up Share) registered in the name of a Member (whether solely or jointly with others) for all debts, liabilities or engagements to or with the Company (whether presently payable or not) by such Member or his estate, either alone or jointly with any other Person, whether a Member or not, but the Directors may at any time (a) declare any Share to be wholly or in part exempt from the provisions of this Article 21 or (b) waive any lien and charge on any Shares.  The registration of a transfer of any such Share shall operate as a waiver of the Company’s lien (if any) thereon.  The Company’s lien (if any) on a Share shall extend to all dividends or other monies payable in respect thereof.

22.                               The Company may sell, in such manner as the Directors think fit, any Share on which the Company has a lien, but no sale shall be made unless a sum in respect of which the lien exists is presently payable and the Company has given the registered holder or holders for the time being of such Share or the Person, of which the Company has notice, entitled to such Share by reason of the death or bankruptcy of such holder or holders fifteen (15) Business Days’ written notice stating and demanding payment of such part of the amount in respect of which the lien exists as is presently payable.

23.                               To give effect to any such sale, the Directors may authorize any Person to transfer the Shares sold to the purchaser thereof.  The purchaser shall be registered as the holder of the Shares comprised in any such transfer and shall not be bound to see to the application of the purchase money, nor shall the purchaser’s title to the Shares be affected by any irregularity or invalidity in the proceedings in reference to the sale.

24.                               The proceeds of such sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is presently payable and the residue, if any, shall (subject to a like lien for sums not presently payable as existed upon the Shares before the sale) be paid to the Person entitled to the Shares at the date of the sale.

CALL ON SHARES

25.                               (a)                                 The Directors may from time to time make calls upon the Members in respect of any monies due but unpaid on their Shares (whether on account of the par value of the Shares or by way of premium or otherwise) and not by the conditions of allotment thereof made payable at fixed terms; provided that no call shall be payable at less than one month from the date fixed for the payment of the last preceding call, and each Member shall (subject to receiving at least fifteen (15) Business Days’ notice specifying the time or times of payment) pay to the Company at the time or times so specified the amount called on the Shares.  A call may be revoked or postponed as the Directors may determine.  A call may be made payable by installments.

(b)                                 A call shall be deemed to have been made at the time when the resolution of the Directors authorizing such call was passed.

(c)                                  The joint holders of a Share shall be jointly and severally liable to pay all calls in respect thereof.

26.                               If a sum called in respect of a Share is not paid before or on a day appointed for payment thereof, the Persons from whom the sum is due shall pay interest on the sum from the day appointed for payment thereof to the time of actual payment at such rate not exceeding ten percent (10%) per annum as the Directors may determine, but the Directors shall be at liberty to waive payment of such interest either wholly or in part.

27.                               Any sum which by the terms of issue of a Share becomes payable on allotment or at any fixed date, whether on account of the par value of the Share or by way of premium or otherwise, shall for purposes of these Articles be deemed to be a call duly made, notified and payable on the date on which by the terms of issue the same becomes payable, and in the case of non-payment all the relevant provisions of these Articles as to payment of interest forfeiture or otherwise shall apply as if such sum had become payable by virtue of a call duly made and notified.

28.                               The Directors may, on the issue of Shares, differentiate between the holders as to the amount of calls or interest to be paid and the times of payment.

29.                               (a)                                 The Directors may, if they think fit, receive from any Member willing to advance the same, all or any part of the monies uncalled and unpaid upon any Shares held by it, and upon all or any of the monies so advanced may (until the same would, but for such advances, become payable) pay interest at such rate as may be agreed upon between the Directors and the Member paying such sum in advance.

(b)                                 No such sum paid in advance of calls shall entitle the Member paying such sum to any portion of a dividend declared in respect of any period prior to the date upon which such sum would, but for such payment, become presently payable.

FORFEITURE OF SHARES

30.                               (a)                                 If a Member fails to pay any call or installment of a call or to make any payment required by the terms of issue on the day appointed for payment thereof, the Directors may, at any time thereafter during such time as any part of the call, installment or payment remains unpaid, give notice requiring payment of so much of the call, installment or payment as is unpaid, together with any interest which may have accrued and all expenses that have been incurred by the Company by reason of such non-payment.  Such notice shall name a day (not earlier than the expiration of fifteen (15) Business Days from the date of giving of the notice) on or before which the payment required by the notice is to be made, and shall state that, in the event of non-payment at or before the time appointed, the Shares in respect of which such notice was given will be liable to be forfeited.

(b)                                 If the requirements of any such notice as aforesaid are not complied with, any Share in respect of which the notice has been given may at any time thereafter, before the payment required by the notice has been made, be forfeited automatically without any action on the part of the Directors.  Such forfeiture shall include all dividends declared in respect of the forfeited Share and not actually paid before the forfeiture.

(c)                                  A forfeited Share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit and at any time before a sale or disposition, the forfeiture may be cancelled on such terms as the Directors think fit.

31.                               A Person whose Shares have been forfeited shall cease to be a Member in respect of the forfeited Shares, but shall, notwithstanding, remain liable to pay to the Company all monies which, at the date of forfeiture, were payable by him to the Company in respect of the Shares together with interest thereon, but such Person’s liability shall cease if and when the Company shall have received payment in full of all monies whenever payable in respect of the Shares.

32.                               A certificate in writing under the hand of a Director or the Company Secretary that a Share has been duly forfeited on a date stated in the declaration shall be conclusive evidence of the fact therein stated as against all Persons claiming to be entitled to the Share.  The Company may receive the consideration given for the Share on any sale or disposition thereof and may execute a transfer of the Share in favor of the Person to whom the Share is sold or disposed of and such Person shall thereupon be registered as the holder of the Share and shall not be bound to see to the application of the purchase money, if any, nor shall such Person’s title to the Share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the Share.

33.                               The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a Share, becomes payable at a fixed time, whether on account of the par value of the Share or by way of premium as if the same had been payable by virtue of a call duly made and notified.

REGISTRATION OF EMPOWERING INSTRUMENTS

34.                               The Company shall be entitled to charge a fee not exceeding one dollar (US$1.00) on the registration of every probate, letter of administration, certificate of death or marriage, power of attorney, notice in lieu of distringas or other instrument.

TRANSMISSION OF SHARES

35.                               In case of the death of a Member, the survivor or survivors where the deceased was a joint holder, and the legal personal representatives of the deceased where he was a sole holder, shall be the only Persons recognized by the Company as having any title to his interest in the Shares, but nothing herein contained shall release the estate of any such deceased holder from any liability in respect of any Shares which had been held by him solely or jointly with other Persons.

36.                               (a)                                 Any Person becoming entitled to a Share in consequence of the death or bankruptcy or liquidation or dissolution of a Member (or in any other way than by transfer) may, upon such evidence being produced as may from time to time be required by the Directors and subject as hereinafter provided, elect either to be registered itself as holder of the Share or to make such transfer of the Share to such other Person nominated by it as the deceased or bankrupt person could have made and to have such Person registered as the transferee thereof, but the Directors shall, in either case, have the same right to decline or suspend registration as they would have had in the case of a transfer of the Share by that Member before his death or bankruptcy or its liquidation or dissolution, as the case may be.

(b)                                 If the Person so becoming entitled shall elect to be registered itself as holder, it shall deliver or send to the Company a notice in writing signed by it stating that it so elects.

37.                               A Person becoming entitled to a Share by reason of the death or bankruptcy or liquidation or dissolution of the holder (or in any other case than by transfer) shall be entitled to the same dividends and other advantages to which it would be entitled if it were the registered holder of the Share, except that it shall not, before being registered as a Member in respect of the Share, be entitled in respect of the Share to exercise any right conferred by membership in relation to meetings of the Company; provided that the Directors may at any time give notice requiring any such Person to elect either to be registered itself or to transfer the Share and if the notice is not complied with within ninety (90) days the Directors may thereafter withhold payment of all dividends, bonuses or other monies payable in respect of the Share until the requirements of the notice have been complied with.

AMENDMENT OF MEMORANDUM, CHANGE OF LOCATION OF REGISTERED OFFICE AND ALTERATION OF CAPITAL

38.                               (a)                                 Subject to the provisions of the Act and these Articles (including Articles 22 and 23 of Exhibit A), the Company may from time to time by Special Resolution alter or amend the Memorandum and may, without restricting the generality of the foregoing:

(i)                                     increase the share capital by such sum to be divided into Shares of such amount or without par value as the resolution shall prescribe and with such rights, priorities and privileges annexed thereto as the Company in general meeting may determine.

(ii)                                  consolidate and divide all or any of its share capital into Shares of a larger amount than the existing Shares;

(iii)                               subdivide the existing Shares or any of them, or divide the whole or any part of its share capital into Shares of smaller amount than is fixed by the Memorandum; and

(iv)                              cancel any Shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any Person.

(b)                                 All new Shares created hereunder shall be subject to the same provisions with reference to the payment of calls, liens, Transfer, transmission, forfeiture and otherwise as the Shares in the original share capital.

(c)                                  Subject to the provisions of the Act and these Articles (including Articles 22 and 23 of Exhibit A), the Company may by Special Resolution change its name or alter its objects.

(d)                                 Subject to the provisions of the Act and these Articles (including Articles 22 and 23 of Exhibit A), the Company may by Special Resolution reduce its share capital and any capital redemption reserve fund.

(e)                                  Subject to the provisions of the Act and these Articles (including Articles 22 and 23 of Exhibit A), the Company may by resolution of the Directors change the location of its registered office.

CLOSING REGISTER OF MEMBERS OR FIXING RECORD DATE

39.                               For purposes of determining Members entitled to notice of or to vote at any meeting of Members or any adjournment thereof, or Members entitled to receive payment of any dividend, or in order to make a determination of Members for any other proper purpose, the Directors may provide that the register of members shall be closed for transfers for a stated period but not to exceed in any case forty (40) days.  If the register of members shall be so closed for the purpose of determining Members entitled to notice of or to vote at a meeting of Members such register shall be so closed for at least ten (10) days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the register of members.

40.                               In lieu of or apart from closing the register of members, the Directors may fix in advance a date as the record date for any such determination of Members entitled to notice of or to vote at a meeting of the Members and for the purpose of determining the Members entitled to receive payment of any dividend the Directors may, at or within ninety (90) days prior to the date of declaration of such dividend, fix a subsequent date as the record date for such determination.

41.                               If the register of members is not so closed and no record date is fixed for the determination of Members entitled to notice of or to vote at a meeting of Members or Members entitled to receive payment of a dividend, the date on which the notice of the meeting is mailed or the date on which the resolution of the Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of Members. When a determination of Members entitled to vote at any meeting of Members has been made as provided in Article 39 to Article 40, such determination shall apply to any adjournment thereof.

GENERAL MEETING

42.                               (a)                                 Subject to Article 42(b), the Company shall within one year of its incorporation and in each year of its existence thereafter hold a general meeting as its annual general meeting and shall specify the meeting as such in the notices calling it.  The annual general meeting shall be held at such time and place as the Directors shall appoint. At these meetings the report of the Directors (if any) shall be presented.

(b)                                 If the Company is exempted as defined in the Act it may but shall not be obliged to hold an annual general meeting.

43.                               (a)                                 The Directors may whenever they think fit, and they shall on the requisition of Members holding at the date of the deposit of the requisition not less than twenty percent (20%) of the paid-up capital of the Company as at the date of the deposit carries the right of voting at general meetings of the Company, proceed to convene a general meeting of the Company.

(b)                                 The requisition must state the objects of the meeting and must be signed by the requisitionists and deposited at the registered office of the Company and may consist of several documents in like form each signed by one or more requisitionists.

(c)                                  If the Directors do not within twenty-one (21) days from the date of the deposit of the requisition duly proceed to convene a general meeting, the requisitionists, or any of them representing more than one-half (1/2) of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three (3) months after the expiration of the said twenty-one (21) days.

(d)                                 A general meeting convened as aforesaid by requisitionists shall be convened in the same manner as nearly as possible as that in which general meetings are to be convened by Directors.

NOTICE OF GENERAL MEETINGS

44.                               At least five (5) Business Days’ notice shall be given by the Board of an annual general meeting or any other general meeting to the Members whose names on the date of the notice appear as a Member in the register of members and are entitled to vote at the meeting.  Every notice shall be exclusive of the day on which it is given or deemed to be given and shall specify the place, the day and the hour of the meeting and the general nature of the business. No resolution may be tabled, voted on or passed in a general meeting to the extent its subject matter has not been included in the notice of such meeting.

45.                               The accidental omission and inadvertent failure to give notice of a general meeting to, or the non-receipt of notice of a meeting by any Person entitled to receive notice provided that the notice has been delivered in accordance with these Articles, shall not invalidate the proceedings of that meeting.

PROCEEDINGS AT GENERAL MEETINGS

46.                               A general meeting shall be deemed duly constituted if, at the commencement of and throughout the meeting, there are present in person or by proxy (a) the Majority Preferred Holders, and (b) the holder(s) holding at least fifty percent (50%) of the voting power of the issued Ordinary Shares; provided that if the Company has one Member the quorum shall be that one Member present in person or by proxy.  No business shall be transacted at any general meeting unless the aforesaid quorum of Members is present at the time when the meeting proceeds to business and throughout the meeting.

47.                               Subject to Articles 22 and 23 of Exhibit A, a resolution (including a Special Resolution) in writing (in one or more counterparts) signed by all the Members for the time being entitled to receive notice of and to attend and vote at general meetings (or being corporations by their duly authorized representatives) shall be as valid and effective as if the same had been passed at a general meeting of the Company duly convened and held.

48.                               If, within one (1) hour from the time appointed for the meeting, a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved and in any other case it shall stand adjourned to the same time and place five (5) Business Days later or such other place as the Directors may determine, provided that the written notice of the adjourned meeting shall be given to all Members at least two (2) Business Days before such meeting, and if at the adjourned meeting or next duly noticed meeting a quorum is not present within one (1) hour from the time appointed for the meeting, the Members present shall be deemed to constitute a quorum for all purposes.  Other than the business as outlined in the notice to Members, no other business shall be determined at the adjourned meeting.

49.                               A general meeting may be held and any Member may participate in such meeting by telephone, video conference or other communications equipment by means of which all the Persons participating in the meeting can communicate with each other, and such participation shall constitute presence for purposes of the quorum provisions of Article 46.

50.                               The chairman of the Board shall preside as chairman at every general meeting of the Company, or if there is no such Chairman or if he shall not be present within thirty (30) minutes after the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their numbers to be chairman of the meeting. If at any general meeting no Director is willing to act as chairman of the meeting or if no Director is present within fifteen (15) minutes after the time appointed for holding the meeting, the Members present shall choose one of their numbers to be chairman of the meeting.

51.                               The chairman of the general meeting may, with the consent of any general meeting duly constituted hereunder, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place, but no business shall be transacted at any adjourned meeting other than the business left unfinished at the meeting from which the adjournment took place.

52.                               At any general meeting a resolution put to the vote of the meeting shall be decided through a poll.

53.                               A poll shall be taken in such manner as the chairman of the general meeting directs and the result of the poll shall be deemed to be the resolution of the general meeting.  In the case of an equality of votes, the chairman of the general meeting shall not be entitled to a second or casting vote, and such resolution shall fail.

VOTES OF MEMBERS

54.                               Subject to any rights or restrictions for the time being attached to any class or classes of Shares, each Member shall be entitled to, (i) with respect of each Class A Ordinary Share held by it, one (1) vote, (ii) with respect to each Class B Ordinary Share held by it, ten (10) votes and (iii) with respect to each Preferred Share held by it, such number of vote(s) equal to the number of Ordinary Shares to which such Preferred Share is then convertible. The holders of Preferred Shares and the holders of Ordinary Shares shall vote together on an as-converted basis and not as a separate class, unless otherwise provided in these Articles or the Act.

55.                               In the case of joint holders of record the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order in which the names stand in the register of members.

56.                               No Person shall be entitled to vote at any general meeting unless it is registered as a Member of the Company (or is acting by proxy for a Member) on the record date for such meeting nor unless all calls or other sums presently payable by him in respect of Shares (except any nil paid Series D Preferred Shares issued pursuant to the Series D Preferred Shares Purchase Agreement, dated November 8, 2018, entered into by and among the Company, Tencent and certain other parties thereto, each of which shall entitle the holder thereof the same number of vote(s) as a fully paid Series D Preferred Share) have been paid.

57.                               No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes.  Any such objection made in due time shall be referred to the chairman of the general meeting whose decision shall be final and conclusive.

58.                               Votes may be cast either in person or by proxy. A Member of unsound mind, or in respect of whom an order has been made by any court, having jurisdiction in lunacy, may vote by his committee, receiver, curator bonis, or other person in the nature of a committee, receiver or curator bonis appointed by that court, and any such committee, receiver, curator bonis, or other person may vote by proxy.

PROXIES

59.                               The instrument appointing a proxy shall be in writing and shall be executed under the hand of the appointor or of his attorney duly authorized in writing, or, if the appointor is a corporation, under the hand of an officer or attorney duly authorized on that behalf.  A proxy need not be a Member.

60.                               The instrument appointing a proxy shall be deposited at the registered office of the Company or at such other place as is specified for that purpose in the notice convening the meeting no later than the time for holding the meeting or adjourned meeting; provided that the chairman of the general meeting may at his discretion direct that an instrument of proxy shall be deemed to have been duly deposited upon receipt of facsimile confirmation from the appointor that the instrument of proxy duly signed is in the course of transmission to the Company.

61.                               The instrument appointing a proxy may be in any usual or common form and may be expressed to be for a particular meeting or any adjournment thereof or generally until revoked.  An instrument appointing a proxy shall be deemed to include the power to demand or join or concur in demanding a poll.

62.                               A vote given in accordance with the terms of an instrument of proxy shall be valid notwithstanding the previous death or insanity of the principal or revocation of the proxy or of the authority under which the proxy was executed, or the transfer of the Share in respect of which the proxy is given; provided that no intimation in writing of such death, insanity, revocation or transfer as aforesaid shall have been received by the Company at the registered office before the commencement of the general meeting or adjourned meeting at which it is sought to use the proxy.

63.                               Any corporation which is a Member of record may in accordance with its constitutional documents or in the absence of such provision by resolution of its directors or other governing body authorize such Person as it thinks fit to act as its representative at any general meeting of the Company or of any class of Members, and the Person so authorized shall be entitled to exercise the same powers on behalf of the corporation which it represents as the corporation could exercise if it were an individual Member of record.

64.                               Shares belonging to the Company or held by it in a fiduciary capacity shall not be voted, directly or indirectly, at any general meeting and shall not be counted in determining the total number of outstanding Shares at any given time.

DIRECTORS

65.

(a)                                 The Board shall consist of up to fourteen (14) Directors, consisting of (i) eight (8) Directors designated by the Founder Holding Company (the “Founder Directors”), and (ii) six (6) Directors designated in accordance with Article 65(b) (the “Investor Directors”). The Company may from time to time by ordinary resolution appoint any person to be a Director subject to this Article 65.

(b)                                 The Investor Directors shall consist of (i) one (1) Director designated by SVF (the “SVF Director”); provided that SVF shall cease to have such designation right if the number of Shares held by SVF is less than fifty percent (50%) of the number of Shares held by SVF immediately after the Closing, (ii) one (1) Director designated by Tencent (the “Tencent Director”); provided that Tencent shall cease to have such designation right if the number of Shares held by Tencent is less than fifty percent (50%) of the number of Shares held by Tencent immediately after the Closing, (iii) one (1) Director designated by Sunac; provided that Sunac shall cease to have such designation right if the number of Shares held by Sunac is less than fifty percent (50%) of the number of Shares held by Sunac immediately after the Closing; (iv) one (1) Director designated by Vanke; provided that Vanke shall cease to have such designation right if the number of Shares held by Vanke is less than fifty percent (50%) of the number of Shares held by Vanke immediately after the Closing; (v) one (1) Director designated by Hillhouse; provided that Hillhouse shall cease to have such designation right if the number of Shares held by Hillhouse is less than fifty percent (50%) of the number of Shares held by Hillhouse immediately after the Closing; and (vi) one (1) Director designated by Huaxing; provided that Huaxing shall cease to have such designation right if the number of Shares held by Huaxing is less than fifty percent (50%) of the number of Shares held by Huaxing immediately after the Closing.

(c)                                  For so long as Baidu holds not less than fifty percent (50%) of the number of Shares held by it immediately upon the Closing, Baidu may, by written notice to the Company, appoint or replace one (1) person as a Board observer. For so long as New Hope holds not less than fifty percent (50%) of the number of Shares held by it immediately upon the Closing, New Hope may, by written notice to the Company, appoint or replace one (1) person as a Board observer.  SVF may, by written notice to the Company, appoint or replace one (1) person as a Board observer if and for so long as SVF is entitled to designate an SVF Director pursuant to Article 65(b) but chooses not to designate an SVF Director to the Board; provided, that nothing in this sentence shall entitle SVF to appoint a Board observer if an SVF Director serves on the Board.  The Chairman, in his sole discretion, shall be entitled to grant a Preferred Holder the right to appoint a Board observer in addition to the Board observer referred to in the preceding sentences.  Each of the Board observers appointed in accordance with this Article 65(c) is referred to as a “Board Observer”. No Board Observer shall have any voting rights, nor shall any Board Observer be counted towards a quorum. The Company shall send to each Board Observer the notice of the time and place of each meeting of the Board and the Board documentation provided to the Directors in the same manner and at the same time as it shall send such notice and documentation to the Directors. Upon the request of the Company, each Board Observer shall execute a confidentiality undertaking.

66.                               A Director shall be removed from the Board, with or without cause, upon, and only upon, the request of the Member that designated him, and in the event a vacancy on the Board exists or occurs as a result of such Director’s death, disability, retirement, resignation, removal (with or without cause) or otherwise, the Member entitled to designate such Director shall be entitled to designate a replacement to the Board to fill the vacancy thus created.  Each Director may only be designated and removed from the Board by the applicable Member in accordance with the Investor Rights Agreement and these Articles.

67.                               The Founder shall be entitled to designate one of the Founder Directors as the Chairman of the Board.  In the event of an equality of votes, the Chairman shall not be entitled to cast a tie-breaking vote.

68.                               The remuneration to be paid to the Directors shall be such remuneration as the Directors shall determine.  Such remuneration shall be deemed to accrue from day to day.  The Directors shall also be entitled to be paid their travelling and other reasonable expenses incurred by them in going to, attending and returning from meetings of the Board or any committee thereof or general meetings of the Company, or otherwise in connection with the business of the Company, or to receive a fixed allowance in respect thereof as may be determined by the Directors from time to time.

69.                               A Director or alternate Director may hold any other office or place of profit under the Company (other than the office of auditor) in conjunction with his office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

70.                               No shareholding qualification for Directors shall be required.

71.                               In addition to any further restrictions set forth in these Articles, no person shall be disqualified from the office of Director or alternate Director or prevented by such office from contracting with the Company, either as vendor, purchaser or otherwise, nor shall any such contract or any contract or transaction entered into by or on behalf of the Company in which any Director or alternate Director shall be in any way interested be or be liable to be avoided, nor shall any Director or alternate Director so contracting or being so interested be liable to account to the Company for any profit realized by any such contract or transaction by reason of such Director holding office or of the fiduciary relation thereby established. Unless otherwise provided in these Articles or the Investor Rights Agreement, a Director (or his alternate Director in his absence) shall be at liberty to vote in respect of any contract or transaction in which he is so interested as aforesaid; provided that the nature of the interest of any Director or alternate Director in any such contract or transaction shall be disclosed by him or the alternate Director appointed by him at or prior to its consideration and any vote thereon.

72.                               Unless otherwise provided in these Articles, a general notice or disclosure to the Directors or otherwise contained in the minutes of a meeting or a written resolution of the Directors or any committee thereof that a Director is a shareholder, director, officer or employee of any specified firm or company and is to be regarded as interested in any transaction with such firm or company shall be sufficient disclosure for purposes of voting on a resolution in respect of a contract or transaction in which he has an interest, and after such general notice it shall not be necessary to give special notice relating to any particular transaction.

ALTERNATE DIRECTORS

73.                               A Director who expects to be unable to attend any Board meeting may appoint any person to be an alternate Director to act in his stead and such appointee whilst he holds office as an alternate Director shall, in the event of absence therefrom of his appointor, be entitled to receive notices of meetings of the Board or any committee thereof (if the Director who has appointed the alternate Director is a member of such committee) and to attend and to vote thereat and to do, in the place and stead of his appointor, any other act or thing that his appointor is permitted or required to do by virtue of his being a Director as if the alternate Director were the appointor, other than appointment of an alternate to himself, and he shall ipso facto vacate office if and when his appointor ceases to be a Director or removes him from office.  Any appointment or removal under this Article 73 shall be effected by notice to the Company in writing under the hand of the Director making the same.

POWERS AND DUTIES OF DIRECTORS

74.                               Subject to the provisions of the Memorandum, these Articles and any directions given by Special Resolution, the business of the Company shall be managed in the best interests of the Company by the Directors who may pay all expenses incurred in promoting, registering and setting up the Company and may exercise all such powers of the Company as are not inconsistent with the Act, or by these Articles required to be exercised by the Company in general meeting; provided that no regulations made by the Company in general meeting shall invalidate any prior act of the Directors which would have been valid if that regulation had not been made. Subject to Article 22 of Exhibit A, all matters in relation to the operation and management of the Group shall be decided by the Board at a quorate Board meeting or by a written resolution signed by all Directors.

75.                               The Directors may from time to time and at any time by powers of attorney appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Directors, to be the attorney or attorneys of the Company for such purpose and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Directors under these Articles) and for such period and subject to such conditions as they may think fit, and any such powers of attorney may contain such provisions for the protection and convenience of Persons dealing with any such attorneys as the Directors may think fit and may also authorize any such attorney to delegate all or any of the powers, authorities and discretions vested in him.

76.                               All checks, promissory notes, drafts, bills of exchange and other negotiable instruments and all receipts for monies paid to the Company shall be signed, drawn, accepted, endorsed or otherwise executed as the case may be in such manner as the Directors shall from time to time by resolution determine.

77.                               The Directors shall cause minutes to be made in books provided for the purpose:

(a)                                 of all appointments of officers made by the Directors;

(b)                                 of the names of the Directors (including those represented thereat by an alternate or by proxy) present at each meeting of the Board and of any committee thereof; and

(c)                                  of all resolutions and proceedings at all general meetings and all meetings of the Board and any committee thereof.

MANAGEMENT

78.                               Subject to these Articles:

(a)                                 The Directors may from time to time provide for the management of the affairs of the Company in such manner as they shall think fit and the provisions contained in the three (3) next following paragraphs shall be without prejudice to the general powers conferred by this paragraph.

(b)                                 The Directors from time to time and at any time may establish any committees (of the Board or otherwise), local boards or agencies for managing any of the affairs of the Company and may appoint any persons to be members of such committees or local boards or any managers or agents and may fix their remuneration. Without limiting the generality of the foregoing, to the extent permitted by Applicable Law, in the event that (i) a compensation committee of the Board is established by the Board and (ii) the SVF Director serves on the Board at any time following the establishment of the compensation committee, SVF shall be entitled to designate the SVF Director to that compensation committee; provided, that nothing in this Article 78(b) shall obligate the Board to establish a compensation committee.

(c)                                  Unless otherwise provided in Article 78(b), the Directors from time to time and at any time may delegate to any such committee (of the Board or otherwise), local board, manager or agent any of the powers, authorities and discretions for the time being vested in the Directors and may authorize the members for the time being of any such local board or any of them to fill up any vacancies therein and to act notwithstanding vacancies and any such delegation may be made on such terms and subject to such conditions as the Directors may think fit and the Directors may at any time remove any person so appointed and may annul or vary any such delegation, but no person dealing in good faith and without notice of any such annulment or variation shall be affected thereby.

(d)                                 Any such delegates as aforesaid may be authorized by the Directors to sub-delegate all or any of the powers, authorities and discretions for the time being vested in them.

PROCEEDINGS OF DIRECTORS

79.                               Meetings of the Board shall take place at least once every year. Meetings may be held either in a physical location or telephonically or by other communications equipment by means of which all the Directors participating in the meeting can communicate with each other at the same time. If held in a physical location, the Board meeting shall be held in a location as may be agreed by a majority of the Directors then in office (including at least two (2) Investor Directors) that takes into account the potential Tax consequences to the Company (taking into account the residency of the Directors). A meeting of the Board may be called by any Director giving notice in writing to the Company Secretary specifying the date, time and agenda for such meeting.  The Company Secretary shall upon receipt of such notice give a copy of such notice to all Directors of such meeting, accompanied by a written agenda specifying the business of such meeting and copies of all papers relevant for such meeting.  Not less than five (5) Business Days’ notice shall be given to all Directors in writing; provided that such notice period may be reduced with the written consent of all of the Directors, or waived by any Director who does not receive timely notice with the written consent of that Director or by his presence at the meeting.

80.                               All meetings of the Board shall require a quorum, being a majority of the Directors (including at least two (2) Investor Directors) then in office.  If notice of the Board meeting has been duly delivered to all Directors prior to the scheduled meeting, or if such notice is duly waived, in each case in accordance with the notice procedure under these Articles, and the quorum of the Board is not present within one (1) hour of the time appointed for a meeting due to the absence of any Investor Director, the meeting shall be adjourned to the same place and time three (3) Business Days after the original date set for such meeting, provided that written notice of the adjourned meeting shall be given to all directors of the Board at least one (1) Business Day before such meeting. If a quorum of the Board is not present within one (1) hour of the time appointed for such adjourned meeting due to the absence of any Investor Director, the presence of a majority of the Directors, regardless of the presence or absence of any Investor Director, shall constitute a quorum.

81.                               At any Board meeting, each Director may exercise one vote.  Any Director may, by written notice to the Company Secretary, authorize another Person to attend and vote by proxy for such Director at any Board meeting.  Subject to Article 22 of Exhibit A and Article 83, the adoption of any resolution of the Board shall require the affirmative vote of a majority of the Directors present at a duly convened meeting of the Board at which a quorum is present.  The Board shall not at any meeting adopt any resolution in respect of any matter that is not specified on the agenda for such meeting unless all Directors then in office are present at such meeting and vote in favor of such resolution.

82.                               Any Director may participate in Board meetings by telephone or video conference or other communications equipment by means of which all the Directors participating in the meeting can communicate with each other at the same time, and such participation shall constitute presence for purposes of the quorum provisions of Article 80.

83.                               Any action that may be taken by the Directors at a meeting may be taken by a written resolution signed by all of the Directors.

VACATION OF OFFICE OF DIRECTOR

84.                               The office of a Director shall be vacated:

(a)                                 if he gives notice in writing to the Company that he resigns from the office of Director;

(b)                                 if he dies, becomes bankrupt or makes any arrangement or composition with his creditors generally;

(c)                                  if he is found a lunatic or becomes of unsound mind; or

(d)                                 if he is removed by the Member who nominated or appointed him pursuant to Article 65.

SEAL

85.                               (a)                                 The Company may, if the Directors so determine, have a Seal which shall only be used by the authority of the Directors or of a committee of the Board authorized by the Directors on that behalf and every instrument to which the Seal has been affixed shall be signed by one person who shall be a Director, the Company Secretary or other person appointed by the Directors for the purpose.

(b)                                 The Company may have for use in any place or places outside the Cayman Islands a duplicate seal or seals each of which shall be a facsimile of the Seal and, if the Directors so determine, with the addition on its face of the name of every place where it is to be used.

(c)                                  A Director, the Company Secretary or other person appointed by the Directors for the relevant purpose may without further authority of the Directors affix the Seal over his signature alone to any document of the Company required to be authenticated by him under Seal or to be filed with the Registrar of companies in the Cayman Islands or elsewhere wheresoever.

OFFICERS

86.                               The Company may have a president, a Company Secretary or secretary-treasurer appointed by the Directors who may also from time to time appoint such other officers as they consider necessary, all for such terms, at such remuneration and to perform such duties, and subject to such provisions as to disqualification and removal, as the Directors from time to time prescribe.

DIVIDENDS, DISTRIBUTIONS AND RESERVE

87.                               (a)                                 Subject to the Act and these Articles (including Exhibit A), the Board in its sole discretion, decides whether, when and the amount in which a dividend will be declared on the shares of the Company.  All dividends shall be non-cumulative, and will be payable out of funds or assets of the Company when and as such funds or assets become legally available therefor. Each Preferred Share shall have the right to receive non-cumulative dividends, pari passu with Ordinary Shares, on an as-converted basis, when, as and if declared by the Board. Notwithstanding anything to the contrary in these Articles or the Investor Rights Agreement, upon any declaration and payment of dividends or distributions to any Preferred Holder pursuant to Article 87, the Company shall not be obliged to pay, and a Preferred Holder shall not be entitled to receive, any dividend or distribution with respect to any Preferred Share that is not entered as fully paid on the register of members.

(b)                                 Subject to the Act, no dividend or distribution, whether in cash, property or any other Shares, shall be paid with respect to the Ordinary Shares at any time unless all accrued but unpaid dividends on the Preferred Shares pursuant to Article 87(a), have been paid in full or will be paid in full concurrently with such payment to the Ordinary Shares.

88.                               Subject to the Act and these Articles (including Exhibit A), the Directors may, before declaring any dividends or distributions, set aside such sums as they think proper as a reserve or reserves which shall at the discretion of the Directors, be applicable for any purpose of the Company and pending such application may, at the like discretion, be employed in the business of the Company.

89.                               The Directors may deduct from any dividend or distribution payable to any Member all sums of money (if any) presently payable by it to the Company on account of calls according to Article 25 to Article 29 or otherwise.

90.                               Subject to the rights of Persons, if any, entitled to Shares with special rights as to dividends or distributions, if dividends or distributions are to be declared on a class of Shares they shall be declared and paid according to the amounts paid or credited as paid on the Shares of such class outstanding on the record date for such dividend or distribution as determined in accordance with these Articles but no amount paid or credited as paid on a Share in advance of calls shall be treated for the purpose of this Article 90 as paid on the Share.

91.                               Subject to the Act and these Articles (including Exhibit A), the Directors may declare that any dividend or distribution be paid wholly or partly by the distribution of specific assets and in particular of paid-up shares, debentures or debenture stock of any other company or in any one or more of such ways and where any difficulty arises in regard to such distribution, the Directors may settle the same as they think expedient and in particular may issue fractional certificates and fix the value for distribution of such specific assets or any part thereof and may determine that cash payments shall be made to any Members upon the footing of the value so fixed in order to adjust the rights of all Members and may vest any such specific assets in trustees as may seem expedient to the Directors.

92.                               Any dividend, distribution, interest or other monies payable in cash in respect of Shares may be paid by check or warrant sent through the post directed to the registered address of the holder or, in the case of joint holders, to the holder who is first named on the register of members or to such Person and to such address as such holder or joint holders may in writing direct.  Every such check or warrant shall be made payable to the order of the Person to whom it is sent.  Any one of two or more joint holders may give effectual receipts for any dividends, bonuses or other monies payable in respect of the Shares held by them as joint holders.

93.                               No dividend or distribution shall bear interest against the Company.

CAPITALIZATION

94.                               Subject to these Articles, the Company may upon the recommendation of the Directors by ordinary resolution authorize the Directors to capitalize any sum standing to the credit of any of the Company’s reserve accounts (including the share premium account and the capital redemption reserve fund) or any sum standing to the credit of profit and loss account or otherwise available for distribution and to appropriate such sum to Members in the proportions in which such sum would have been divisible amongst them had the same been a distribution of profits by way of dividend and to apply such sum on their behalf in paying up in full unissued Shares for allotment and distribution credited as fully paid-up to and amongst them in the proportion aforesaid.  In such event the Directors shall do all acts and things required to give effect to such capitalization, with full power to the Directors to make such provisions as they think fit for the case of Shares becoming distributable in fractions (including provisions whereby the benefit of fractional entitlements accrue to the Company rather than to the Members concerned). Notwithstanding anything to the contrary in these Articles or the Investor Rights Agreement, upon any capitalization pursuant to this Article 94, the Company shall not be obliged to distribute, and a Preferred Holder shall not be entitled to receive, any Shares with respect to any Preferred Share that is not entered as fully paid on the register of members.

BOOKS OF ACCOUNT

95.                               The Directors shall cause proper books of account to be kept with respect to:

(a)                                 all sums of money received and expended by the Company and the matters in respect of which the receipt or expenditure takes place;

(b)                                 all sales and purchases of goods by the Company; and

(c)                                  the assets and liabilities of the Company.

Proper books shall be deemed to not be kept if there are not kept such books of account as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

96.                               Subject to the provisions of the Investor Rights Agreement, the Directors shall from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of Members not being Directors and no Member (not being a Director) shall have any right to inspect any account or book or document of the Company except as conferred by the Act, authorized by the Directors or by the Company in general meeting or in accordance with the Investor Rights Agreement.

97.                               The Directors may from time to time cause to be prepared and to be laid before the Company in general meeting profit and loss accounts, balance sheets, group accounts (if any) and such other reports and accounts as may be required by law.

AUDIT

98.                               Subject to Article 22 of Exhibit A, the Company may at any annual general meeting appoint an auditor or auditors of the Company who shall hold office until the next annual general meeting and may fix his or their remuneration.

99.                               Subject to Article 22 of Exhibit A, (a) the Directors may before the first annual general meeting appoint an auditor or auditors of the Company who shall hold office until the first annual general meeting unless previously removed by an ordinary resolution of the Members in general meeting in which case the Members at that meeting may appoint auditors, (b) the Directors may fill any casual vacancy in the office of auditor but while any such vacancy continues the surviving or continuing auditor or auditors, if any, may act and (c) the remuneration of any auditor appointed by the Directors under this Article 99 may be fixed by the Directors.

100.                        Every auditor of the Company shall have a right of access at all times to the books and accounts and vouchers of the Company and shall be entitled to require from the Directors and officers of the Company such information and explanations as may be necessary for the performance of the duties of the auditors.

101.                        Auditors shall at the next annual general meeting following their appointment and at any other time during their term of office, upon request of the Directors or any general meeting of the Members, make a report on the accounts of the Company in general meeting during their tenure of office.

NOTICES

102.                        All notices, requests, demands and other communications under these Articles to be given to the Company or to any Member shall be in writing.  Where a notice is sent by next-day or second-day courier service, service of the notice shall be deemed to be effected by properly addressing, pre-paying and sending by next-day or second-day service through an internationally-recognized courier a letter containing the notice, with a written confirmation of delivery, and to have been effected at the earlier of (i) delivery (or when delivery is refused) and (ii) expiration of two (2) Business Days after the letter containing the same is sent as aforesaid.  Where a notice is sent by facsimile or electronic mail, service of the notice shall be deemed to be effected by properly addressing, and sending such notice through a transmitting organization, with a written confirmation of delivery, and to have been effected on the day the same is sent as aforesaid, if such day is a Business Day and if sent during normal business hours of the recipient, otherwise the next Business Day.

103.                        A notice may be given by the Company to the joint holders of record of a Share by giving the notice to the joint holder first named on the register of members in respect of the Share.

104.                        A notice may be given by the Company to the Person or Persons which the Company has been advised are entitled to a Share or Shares in consequence of the death or bankruptcy of a Member by sending it through the post as aforesaid in a pre-paid letter addressed to them by name, or by the title of representatives of the deceased, or trustee of the bankrupt, or by any like description at the address supplied for that purpose by the Persons claiming to be so entitled, or at the option of the Company by giving the notice in any manner in which the same might have been given if the death or bankruptcy had not occurred.

105.                        Notice of every general meeting shall be given in any manner hereinbefore authorized to:

(a)                                 every Person shown as a Member in the register of members as of the record date for such meeting except that in the case of joint holders the notice shall be sufficient if given to the joint holder first named in the register of members; and

(b)                                 every Person upon whom the ownership of a Share devolves by reason of his being a legal personal representative or a trustee in bankruptcy of a Member of record where the Member of record but for his death or bankruptcy would be entitled to receive notice of the meeting.

No other Person shall be entitled to receive notices of general meetings.

WINDING UP

106.                        Subject to Articles 25 through 27 of Exhibit A, if the Company shall be wound up the liquidator may, with the sanction of a Special Resolution of the Company and any other sanction required by the Act, divide amongst the Members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for such purpose set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members.  Subject to Articles 25 through 27 of Exhibit A, the liquidator may with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as the liquidator, with the like sanction, shall think fit, but so that no Member shall be compelled to accept any Shares or other securities whereon there is any liability.

INDEMNITY

107.                        To the maximum extent permitted by Applicable Laws, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall be indemnified out of the assets of the Company from and against all actions, proceedings, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by reason of any act done or omitted in or about the execution of their duty in their respective offices or trusts, except such (if any) as they shall incur or sustain by or through their own conduct that has been finally adjudged to have been fraudulent, deliberately dishonest or willful misconduct, and no such Director, officer or trustee shall be answerable for the acts, receipts, neglects or defaults of any other Director, officer or trustee or for joining in any receipt for the sake of conformity or for the solvency or honesty of any banker or other Persons with whom any monies or effects belonging to the Company may be lodged or deposited for safe custody or for any insufficiency of any security upon which any monies of the Company may be invested or for any other loss or damage due to any such cause as aforesaid or which may happen in or about the execution of his office or trust unless the same shall happen through such conduct that has been finally adjudged to have been fraudulent, deliberately dishonest or willful misconduct of such Director, officer or trustee.

108.                        To the maximum extent permitted by Applicable Laws, the Directors and officers for the time being of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and their heirs, executors, administrators and personal representatives respectively shall not be personally liable to the Company or the Members for monetary damages for breach of their duty in their respective offices, except such (if any) as they shall incur or sustain by or through their own conduct that has been finally adjudged to have been fraudulent, deliberately dishonest or willful misconduct.

FISCAL YEAR

109.                        Unless the Directors otherwise prescribe and subject to the other provisions of these Articles, the fiscal year of the Company shall end on December 31 in each year and, following the year of incorporation, shall begin on January 1 in each year.

AMENDMENTS OF ARTICLES

110.                        Subject to the Act and these Articles (including Articles 12, 22 and 23 of Exhibit A), the Company may at any time and from time to time by Special Resolution alter or amend these Articles in whole or in part.

TRANSFER BY WAY OF CONTINUATION

111.                        If the Company is exempted as defined in the Act, it shall, subject to the provisions of the Act and with the approval of a Special Resolution, have the power to register by way of continuation as a body corporate under the laws of any jurisdiction outside the Cayman Islands and to be deregistered in the Cayman Islands.

112.                        All Shares held or acquired by any Affiliates of a Member shall be aggregated for the purpose of determining the availability of any rights of that Member under these Articles, including with respect to the Preemptive Rights, rights of first refusal and co-sale rights of any Member under Articles 8 through 14 of Exhibit A. The Shares held by such Member and its Affiliates shall be aggregated and such Member and its Affiliates shall be deemed as one Person for the purpose of calculating (A) the Pro Rata Share of such Member and its Affiliates under Article 8(d) of Exhibit A and Article 12(b) of Exhibit A and (B) the maximum number of Company Securities that such Member and its Affiliates may elect to sell under Article 9(b) of Exhibit A. The allocation of the Pro Rata Share under Article 8(d) of Exhibit A and Article 12(b) of Exhibit A and of Company Securities under Article 9(b) of Exhibit A among such Member and its Affiliates may be determined in the sole discretion of such Member and its Affiliates.

EXHIBIT A TO THIRD AMENDED AND RESTATED
ARTICLES OF ASSOCIATION

In the event of any inconsistency between the provisions set out in this Exhibit A and other provisions of the Memorandum and these Articles, the provisions set out in this Exhibit A shall prevail to the extent permitted by Applicable Laws.  In this Exhibit A, references to Articles are references to Articles of this Exhibit A.

RESTRICTIONS ON TRANSFER OF SHARES

1.                                      General Restrictions on Transfer.  Each Member shall not Transfer any Company Securities (or solicit any offer in respect of any Transfer of any Company Securities), except in compliance with all Applicable Laws and the terms and conditions of these Articles and the Investor Rights Agreement. Any attempt to Transfer any Company Securities not in compliance with these Articles or the Investor Rights Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s register of members to such attempted Transfer.

2.                                      Permitted Transfer.  Subject to Articles 4, 5 and 24, (a) any Member may Transfer any or all of its Company Securities (i) to one or more Permitted Transferees or, solely with respect to Parallel Galaxy, Parallel Stellar or SVF (as the case may be), notwithstanding anything to the contrary in Article 6, to any and all of the limited partners of the fund that, directly or indirectly, wholly owns Parallel Galaxy, Parallel Stellar or SVF (as the case may be), in proportion to the interest each such limited partner has in such fund upon the expiration of the investment period and in anticipation of winding up of such fund as part of the liquidation distribution process, without the consent of the Board or any other Member and without compliance with Article 8, (ii) to the Company pursuant to any repurchase right or right of first refusal held by the Company pursuant to any duly approved ESOP (including the Company’s right to repurchase Shares granted under any duly approved ESOP in the event of termination of employment under terms and conditions as provided in such ESOP), without the consent of the Board or any other Member and without compliance with Article 8, (iii) to one or more Persons that are not Permitted Transferees, subject to compliance with Article 8, or (iv) to one or more Persons that are not Permitted Transferees, pursuant to the Company’s redemption or repurchase obligations in accordance with Article 20 of Exhibit A, and (b) in addition, subject to Articles 3, 8, and 9, the Founder Parties may Transfer any or all of their Company Securities to one or more Persons that are not Permitted Transferees of the Founder Holding Company; provided that, in each case, such Person shall have executed and delivered a deed of adherence in the form attached to the Investor Rights Agreement, agreeing to comply with and be bound by the terms of the Investor Rights Agreement as if it were the transferring Member. For the avoidance of doubt, subject to Article 23(viii), no Member shall pledge, mortgage, charge or otherwise create any encumbrance over any Company Securities held by it (other than an encumbrance over Company Securities as security in favor of any financial institution as a lender that is not a Tencent Restricted Person as part of a bona fide commercial bank lending transaction where such financial institution has agreed in writing with the Company that it will not sell the Company Securities to any third party without first granting to the Company a right of first refusal to purchase such Company Securities) without prior written consent of the Company and the Founder Parties shall not pledge any Equity Securities of any Group Company to any Tencent Restricted Person.

3.                                      Restrictions on Founder Transfer.  Subject to Article 23(viii), the Founder Parties shall not, without the prior written consent of the Majority Preferred Holders, Transfer any Equity Securities of any Group Company to any Person and shall not, without the prior written consent of Tencent, Transfer any Equity Securities of any Group Company to any Tencent Restricted Person, except for (i) any Transfer to any Permitted Transferee of the Founder Holding Company, (ii) any Transfer that constitutes no more than five percent (5%) of the Company Securities on a fully diluted and as-converted basis as of the Closing Date in the aggregate to any Person that is not a Tencent Restricted Person, or (iii) any Transfer that constitutes no more than five percent (5%) of the Company Securities on a fully diluted and as-converted basis as of the Closing Date in the aggregate to any Person that is not a Tencent Restricted Person and the proceeds of which is injected within ninety (90) days of such Transfer into, and used to offset any operational loss incurred by, a Founder-invested business (i.e., the business conducted by the Ziroom Group and the business conducted by the Asset Management Group). For the avoidance of doubt, any Transfer by any Founder Party may, as applicable, be counted toward either but not both of the five percent (5%) limit referred to in Article 3(ii) above and the five percent (5%) limit referred to in Article 3(iii) above. Notwithstanding anything to the contrary in these Articles, any Transfer in accordance with any of sub-sections (i) through (iii) above shall not be subject to compliance with Articles 8 or 9.

4.                                      Restrictions on Transfer to Company Restricted Persons.  Notwithstanding anything to the contrary in these Articles, no Member shall, without the prior written consent of the Founder, Transfer any Company Securities to any Company Restricted Person.

5.                                      Restrictions on Transfer of Ordinary Shares.  Notwithstanding anything to the contrary in these Articles but subject to Article 3, no holder of the Ordinary Shares (other than Ordinary Shares converted from the Preferred Shares) shall, prior to the earlier of the completion of the Qualified IPO or January 1, 2023 and without the prior written consent of the Founder, Transfer any Ordinary Shares to any Person.

6.                                      No Avoidance.  The Transfer restrictions in these Articles and the Investor Rights Agreement shall not be capable of being avoided by the holding of shares through one or more entities in which interests may be transferred free of such restrictions.  Any Transfer of Equity Securities of a Member or Ordinary Shareholder Controlling Person, and any issuance of Equity Securities of a Member or Ordinary Shareholder Controlling Person other than on a pro rata basis to shareholders of such Member or Ordinary Shareholder Controlling Person (as the case may be), shall be deemed to be a Transfer of a pro rata portion of the Equity Securities of the Company directly or indirectly held by such Member or Ordinary Shareholder Controlling Person (as the case may be).

7.                                      Termination.  Articles 1 through 6 shall terminate immediately after the consummation of a Qualified IPO.

RIGHT OF FIRST REFUSAL

8.                                      Right of First Refusal.

(a)                                 Subject to Articles 1 through 7, if any Ordinary Holder or Preferred Holder (a “Transferor”) proposes to Transfer any Company Securities to one or more Persons, the Transferor shall give the Company, the Founder and each Preferred Holder (each Preferred Holder, a “Preferred Rightholder”), a written notice of the Transferor’s intention to effect the Transfer (the “Transfer Notice”), which shall include a description of such Company Securities to be transferred (the “Offered Securities”), the identity and address of the prospective transferee and the consideration and other material terms upon which the proposed Transfer is to be effected.

(b)                                 The Company and the Founder shall have an option for a period of twenty (20) Business Days following receipt of the Transfer Notice (the “Company Option Period”) to elect to purchase, together or alone, all or any portion of the Offered Securities at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor in writing before expiration of the Company Option Period as to the number of such Offered Securities that it intends to purchase.

(c)                                  If and only if the prospective transferee is a Tencent Restricted Person and any such Offered Securities have not been purchased by the Company or the Founder pursuant to Article 8(b), Tencent shall, after the Company Option Period and prior to the Preferred Option Period, have an option for a period of twenty (20) Business Days upon expiration of the Company Option Period (the “Tencent Option Period”) to elect to purchase all or any portion of the remaining Offered Securities at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before expiration of the Tencent Option Period as to the number of the remaining Offered Securities that it intends to purchase.

(d)                                 In the event that the Offered Securities are not Preferred Shares and any such Offered Securities have not been purchased by the Company or the Founder pursuant to Article 8(b) or, if applicable, by Tencent pursuant to Article 8(c), each Preferred Rightholder shall have an option for a period of twenty (20) Business Days upon expiration of the Company Option Period (in case that the prospective transferee is not a Tencent Restricted Person) or the Tencent Option Period (in case that the prospective transferee is a Tencent Restricted Person) (the “Preferred Option Period”) to elect to purchase all or any portion of its respective Pro Rata Share of the remaining Offered Securities at the same price and subject to the same terms and conditions as described in the Transfer Notice, by notifying the Transferor and the Company in writing before expiration of the Preferred Option Period as to the number of such Offered Securities that it intends to purchase.  For the purpose of this Article 8, the “Pro Rata Share” of a Preferred Rightholder of the applicable Offered Securities shall be equal to (i) the total number of such remaining Offered Securities, multiplied by (ii) a fraction, the numerator of which shall be the aggregate number of Ordinary Shares held by such Preferred Rightholder on the date of the Transfer Notice (including all Preferred Shares held by such Preferred Rightholder on an as-converted basis) and the denominator of which shall be the total number of Ordinary Shares held by all Preferred Rightholders on such date (including all Preferred Shares held by such Preferred Rightholders on an as-converted basis).

(e)                                  If any Preferred Rightholder fails to exercise its right to purchase its full Pro Rata Share of the applicable Offered Securities in accordance with Article 8(d), the Transferor shall deliver written notice hereof (the “Second Notice”), within five (5) days after the expiration of the Preferred Option Period, to each Preferred Rightholder that elected to purchase its entire Pro Rata Share of the applicable Offered Securities (the “Exercising Rightholder”). Subject to Article 29, each Exercising Rightholder shall have a right of overallotment that entitles it to exercise an additional right to purchase such unpurchased Offered Securities by notifying the Transferor and the Company in writing within twenty (20) days after receipt of the Second Notice (the “Overallotment Option Period”); provided, however, that if the Exercising Rightholders desire to purchase in the aggregate more than the number of such unpurchased Offered Securities, then such unpurchased Offered Securities will be allocated to the extent necessary among the Exercising Rightholders in accordance with their relative Pro Rata Shares (or as otherwise agreed in writing among the Exercising Rightholders).

(f)                                   If the Company, the Founder, Tencent or any Preferred Rightholder (as the case may be) gives the Transferor and/or the Company (as the case may be) written notice pursuant to Article 8(b), Article 8(c), Article 8(d)9(d) or Article 8(e) (as the case may be), that it desires to purchase Offered Securities, and, as the case may be, any overallotment thereof, then payment for the Offered Securities to be purchased shall be made by wire transfer in immediately available funds of the appropriate currency, against transfer of such Offered Securities to be purchased and, in case of a transfer to Tencent or a Preferred Rightholder, an executed instrument of transfer, at a place agreed by the Transferor, the Company, Tencent or the exercising Preferred Rightholder (as the case may be) and at the time of the scheduled closing therefor, but if they cannot agree, then at the principal executive offices of the Company on the twentieth (20th) Business Day after expiration of the Company Option Period (in case of any purchase by the Company or the Founder), the Tencent Option Period (in case of any purchase by Tencent), or the Preferred Option Period or the Overallotment Option Period (as the case may be) (in case of any purchase by any Preferred Rightholder).

(g)                                  Notwithstanding anything to the contrary in these Articles, the Company itself shall under no circumstances be deemed to be an Ordinary Holder or a Preferred Holder for purposes of this Article 8 and Article 9.

(h)                                 This Article 8 shall terminate immediately after the consummation of a Qualified IPO.

CO-SALE RIGHTS

9.                                      Co-Sale Rights.

(a)                                 In the event of any proposed Transfer of Ordinary Shares where any Founder Party is the Transferor, to the extent that any Preferred Rightholder that is entitled to exercise but does not exercise its right of first refusal as to any Offered Securities proposed to be sold by the Transferor to the prospective transferee identified in the Transfer Notice, such Preferred Rightholder (the “Preferred Co-Sale Rightholder”) shall have the right to participate in such sale, to the prospective transferee identified in the Transfer Notice on the same terms and conditions as specified in the Transfer Notice by notifying the Transferor in writing within twenty (20) Business Days upon the expiration of the Preferred Option Period or the Overallotment Option Period (as the case may be), provided that no Preferred Co-Sale Rightholder shall be obligated in connection with such Transfer (i) to pay any amount with respect to any liabilities arising from the representations and warranties made by it in excess of its share of the total consideration paid by the prospective transferee (ii) to make any representations or warranties concerning the Business or assets of the Group or any Group Company or (iii) enter into any non-competition or non-solicitation covenant or agreement.

(b)                                 The maximum number of Company Securities that each Preferred Co-Sale Rightholder may elect to sell shall be equal to the product of (i) the aggregate number of the Offered Securities subject to the co-sale right herein, multiplied by (ii) a fraction, the numerator of which shall be the number of Ordinary Shares held by such Preferred Co-Sale Rightholder on an as-converted basis as of the date of the Transfer Notice and the denominator of which shall be the total number of Ordinary Shares held by the Transferor and all participating Preferred Co-Sale Rightholders as of the date of the Transfer Notice on an as-converted basis.

(c)                                  Each Preferred Co-Sale Rightholder shall effect its participation in the sale by promptly delivering to the Transferor for Transfer to the prospective transferee, before the applicable closing, one or more share certificates, which represent the type and number of Company Securities that the Preferred Co-Sale Rightholder elects to sell, together with an instrument of transfer in respect of such Company Securities duly executed by or on behalf of such Preferred Co-Sale Rightholder.

(d)                                 The share certificate or certificates that each Preferred Co-Sale Rightholder delivers to the Transferor pursuant to Article 9(c) shall be submitted to the Company for cancellation and the Company shall, upon the consummation of the sale of the Company Securities pursuant to the terms and conditions specified in the Transfer Notice, issue a new share certificate to each Preferred Co-Sale Rightholder for the remaining balance. The Company shall update its register of members upon consummation of such Transfer to record the Transfer of such Company Securities from the Preferred Co-Sale Rightholder to the transferee. To the extent one or more Preferred Co-Sale Rightholders exercise such right of co-sale in accordance with the terms and conditions set forth herein, the number of Offered Securities that the Transferor may sell in the Transfer to the third party transferee identified in the Transfer Notice shall be correspondingly reduced.

(e)                                  The Company Securities that the Preferred Co-Sale Rightholder(s) elect to sell by way of participation in such sale, as represented by the share certificate or certificates that each Preferred Co-Sale Rightholder delivers to the Transferor pursuant to Article 9(c) shall be transferred to the prospective purchaser in consummation of the sale of the Offered Securities pursuant to the terms and conditions specified in the Transfer Notice, and the Transferor shall concurrently therewith remit, or shall procure the prospective transferee concurrently therewith remit to each such Preferred Co-Sale Rightholder that portion of the sale proceeds to which such Preferred Co-Sale Rightholder is entitled by reason of its participation in such sale.

(f)                                   To the extent that any prospective purchaser does not agree to the participation by a Preferred Co-Sale Rightholder in a proposed Transfer or otherwise refuses to purchase the Company Securities from a Preferred Co-Sale Rightholder, the Transferor shall not sell to such prospective purchaser any Offered Securities unless and until, simultaneously with such sale, the Transferor shall purchase from such Preferred Co-Sale Rightholder such Company Securities that such Preferred Co-Sale Rightholder would otherwise be entitled to sell to the prospective purchaser pursuant to its co-sale rights under this Article 9 for the same consideration and on the same terms and conditions as the proposed transfer described in the Transfer Notice.

(g)                                  The Transferor may consummate the Transfer of any Offered Securities that remain after the exercise of the right of first refusal by the Company, Tencent and the Preferred Rightholders and the co-sale right by the Preferred Co-Sale Rightholders pursuant to Article 8 or Article 9 to the prospective transferee, no later than one hundred and seventy (170) days (in case the prospective transferee is not a Tencent Restricted Person) or one hundred and forty (140) days (in case the prospective transferee is a Tencent Restricted Person) following delivery to the Company, the Founder and each Preferred Rightholder of the Transfer Notice, which shall be on the terms and conditions no more favorable to the prospective transferee than those described in the Transfer Notice.  Any proposed transfer at a lower price or upon non-price terms and conditions that are more favorable to the prospective transferee than those described in the Transfer Notice, as well as any proposed transfer of any Company Securities by the Transferor after such 170-day or 140-day period (as the case may be) following delivery to the Company, the Founder and each Preferred Rightholder of the Transfer Notice, shall again be subject to the right of first refusal by the Company, Tencent and the Preferred Rightholders and the co-sale right by the Preferred Co-Sale Rightholders, as applicable, and shall require compliance by the Transferor with the procedures described in Articles 8 and 9.

(h)                                 This Article 9 shall terminate immediately after the consummation of a Qualified IPO.

PREEMPTIVE RIGHTS

10.                               General.  Each Member (each, a “Participation Rights Holder”) shall have the right of first refusal to purchase such Participation Rights Holder’s Pro Rata Share of all (or any part) of any New Securities that the Company may from time to time issue after the Closing Date (the “Preemptive Right”).  Notwithstanding the foregoing, SVF shall have a priority preemptive right in any SVF Priority Preemptive Right Issuance Round in accordance with and subject to Article 12(a).

11.                               New Securities.  “New Securities” means any Preferred Shares, any Ordinary Shares or other Company Securities, whether now authorized or not, and rights, options or warrants to purchase such Preferred Shares, Ordinary Shares, other Company Securities, or securities of any type whatsoever that are, may become, exercisable for, convertible into or exchangeable into for Preferred Shares, Ordinary Shares or other Company Securities, provided, however, that the term “New Securities” shall not include any of the following:

(a)                                 Ordinary Shares issued upon conversion of the Preferred Shares or another class of Ordinary Shares;

(b)                                 securities issued as a dividend or distribution on the Preferred Shares;

(c)                                  Ordinary Shares issuable upon share split, share dividend or any subdivision of Ordinary Shares;

(d)                                 Ordinary Shares (or options or warrants therefor) issued or issuable to officers, directors, employees and consultants of the Company pursuant to a duly approved ESOP;

(e)                                  Company Securities to be issued under the Share Purchase Agreement, the Additional Share Purchase Agreements, the Restructuring Memorandum or the Restructuring Framework Agreement other than those issued in consideration for or in connection with the reduction of registered capital of Beijing Lianjia or Beijing Yiju in accordance with the Restructuring Framework Agreement;

(f)                                   any securities issued pursuant to the acquisition of or the investment in another entity by the Company by consolidation, merger, purchase of assets, investment or reorganization whereby (A) such acquisition or investment has been duly approved by the Board as a reserved matter pursuant to Article 22(iii) and the effective issue price per Ordinary Share thereunder is not less than the Series D+ Original Issue Price, or (B) such securities falls within the exemption contained in Article 23(ii)(B); and

(g)                                  subject to Article 14, any securities issued pursuant to a Qualified IPO of the Company.

12.                               Procedures.

(a)                                 SVF Priority Preemptive Right.  In the event that the Company proposes to effect an issuance of New Securities in an SVF Priority Preemptive Right Issuance Round, the Company shall give to SVF a written notice of its intention to issue New Securities (the “SVF Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities.  SVF shall have five (5) Business Days from the date of receipt of the SVF Participation Notice to agree in writing to purchase a portion of such New Securities for the price and upon the terms and conditions specified in the SVF Participation Notice, by giving a written notice to the Company and stating therein the quantity of New Securities to be purchased; provided, that the quantity of New Securities to be purchased by SVF shall not exceed twenty percent (20%) of the total number of New Securities to be issued in that SVF Priority Preemptive Right Issuance Round.  If SVF fails to so agree in writing within such five (5) Business Days to purchase a portion of the New Securities pursuant to the foregoing sentence, then SVF shall be deemed to have forfeited its right hereunder to purchase any portion of the New Securities in that SVF Priority Preemptive Right Issuance Round, without prejudice to participating in any future or other offerings of New Securities (including with respect to any subsequent SVF Priority Preemptive Right Issuance Round).  Notwithstanding anything to the contrary in these Articles, SVF shall not be entitled to receive any First Participation Notice or any Second Participation Notice or to purchase New Securities in accordance therewith with respect to a proposed issuance of New Securities in any SVF Priority Preemptive Right Issuance Round.

(b)                                 First Participation Notice.  In the event that either (i) the Company proposes to effect an issuance of New Securities and such issuance is not to occur in an SVF Priority Preemptive Right Issuance Round, or (ii) the Company proposes to effect an issuance of New Securities in an SVF Priority Preemptive Right Issuance Round and SVF has elected or forfeited its priority preemptive right set out in Article 12(a), the Company shall give to each Participation Rights Holder a written notice of its intention to issue New Securities (the “First Participation Notice”), describing the amount and type of New Securities, the price and the general terms upon which the Company proposes to issue such New Securities.  Each Participation Rights Holder shall have fifteen (15) Business Days from the date of receipt of the First Participation Notice (the “First Participation Period”) to agree in writing to purchase such Participation Rights Holder’s Pro Rata Share of such New Securities for the price and upon the terms and conditions specified in the First Participation Notice, by giving a written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Participation Rights Holder’s Pro Rata Share).  If any Participation Rights Holder fails to so agree in writing within such fifteen (15) Business Days to purchase such Participation Rights Holder’s full Pro Rata Share of an offering of New Securities, then such Participation Rights Holder shall be deemed to have forfeited its right hereunder to purchase that portion of its Pro Rata Share of such New Securities that it did not agree to purchase, without prejudice to participating in any future or other offerings of New Securities.  “Pro Rata Share” means, (A) in the case of Article 12(b)(i) and with respect to a Participation Rights Holder, the ratio of (x) the number of the Ordinary Shares (calculated on a fully diluted and as-converted basis) held by such Participation Rights Holder immediately prior to the issuance of New Securities giving rise to the Preemptive Right, to (y) the total number of Ordinary Shares (calculated on a fully diluted and as-converted basis) then held by all Participation Rights Holders immediately prior to the issuance of New Securities giving rise to the Preemptive Right; or (B) in the case of Article 12(b)(ii)and with respect to a Participation Rights Holder other than SVF, the ratio of (xx) the number of the Ordinary Shares (calculated on a fully diluted and as-converted basis) held by such Participation Rights Holder immediately prior to the issuance of New Securities giving rise to the Preemptive Right, to (yy) the total number of Ordinary Shares (calculated on a fully diluted and as-converted basis) then held by all Participation Rights Holders other than SVF immediately prior to the issuance of New Securities giving rise to the Preemptive Right.

(c)                                  Second Participation Notice; Oversubscription. If any Participation Rights Holder fails to exercise in full or forfeits its Preemptive Right in accordance with Article 12(b), the Company shall promptly give notice (the “Second Participation Notice”) to each Participation Rights Holder that exercised in full its Preemptive Right (the “Oversubscription Participants”) in accordance with Article 12(b), which notice shall set forth the number of New Securities that were not subscribed for by the Participation Rights Holders pursuant to Article 12(b) above. Each Oversubscription Participant shall have five (5) Business Days from the date of receipt of the Second Participation Notice (the “Second Participation Period”) to notify the Company in writing of its desire to purchase more than its Pro Rata Share of the New Securities, stating the number of the additional New Securities it proposes to buy (subject to Article 29, the “Additional Number”). Such notice may be made by telephone if subsequently confirmed in writing within two (2) days thereafter. If, as a result thereof, such oversubscription exceeds the total number of the remaining New Securities available for subscription, each Oversubscription Participant will be cut back by the Company with respect to its oversubscription to that number of remaining New Securities equal to (1) at least the lesser of (x) the Additional Number and (y) the product obtained by multiplying (i) the number of the remaining New Securities available for subscription by (ii) a fraction, the numerator of which is the number of Ordinary Share (calculated on an as-converted and fully diluted basis) held by such Oversubscription Participant, and the denominator of which is the total number of Ordinary Shares (calculated on an as-converted and fully diluted basis) held by all the Oversubscription Participants, in each case (for both the numerator and the denominator) immediately prior to the issuance of the New Securities and (2) at most its Additional Number. Each Participation Rights Holder shall be obligated to buy such number of New Securities as determined by the Company pursuant to Article 12(b) and Article 12(c) and the Company shall so notify the Participation Rights Holder within twenty (20) days following the expiration of the First Participation Period (or the Second Participation Period if any Participation Rights Holder fails to exercise in full or forfeits its Preemptive Right in accordance with Article 12(b).

(d)                                 Failure to Exercise.  Upon the expiration of the First Participation Period (or the Second Participation Period if any Participation Rights Holder fails to exercise in full or forfeits its Preemptive Right in accordance with Article 12(b)), the Company shall have ninety (90) days thereafter to sell the New Securities described in the First Participation Notice (with respect to which the Preemptive Right hereunder were not exercised) at the same or higher price and upon non-price terms no more favorable to the purchasers thereof than specified in the First Participation Notice.  In the event that the Company has not issued and sold such New Securities within such ninety- (90-) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Participation Rights Holders pursuant to Articles 10 through 12.

(e)                                  Notwithstanding anything to the contrary in these Articles, any preemption right of the Members with respect to the Company Securities issued in consideration for or in connection with the reduction of registered capital of Beijing Lianjia or Beijing Yiju in accordance with Section 5 of the Restructuring Framework Agreement shall be exercised in accordance with the procedure as set forth in Section 4.3.6 of the Restructuring Framework Agreement.

13.                               Termination.  Articles 10 through 12 shall terminate immediately after the consummation of a Qualified IPO.

14.                               Tencent’s and SVF’s Right.  Notwithstanding anything to the contrary in these Articles and subject to the requisite approval by the applicable Governmental Authority and stock exchange (which approval the Company will use its commercial reasonable efforts to obtain), each of the Tencent Entities and SVF shall have the right to purchase its respective Pro Rata Share of all (or any part) of any New Securities that the Company issues in any Public Offering.

REDEMPTION RIGHTS

15.                               Redemption Rights of Preferred Holders.  Subject to the Act, upon the occurrence of any Redemption Event, the Company shall redeem, at the written request of any Preferred Holder, all or any of the issued and outstanding Preferred Shares held and as elected by such Preferred Holder, out of funds legally available therefor, at the price per share equal to the aggregate of (x) the applicable Original Issue Price and (y) an amount that would give such Preferred Holder a simple non-compounded interest of eight percent (8%) per annum on the applicable Original Issue Price, calculated from the applicable Original Issue Date up until the date of receipt by such Preferred Holder of the full redemption amount thereof (such amount, the “Preferred Redemption Price”).

16.                               Redemption Notice.

(a)                                 Any holder of the Preferred Shares (the “Initial Redemption Requesting Holder”) that intends to cause the Company to redeem any or all of the Preferred Shares held by it shall deliver a notice of redemption (the “Initial Redemption Notice”) to the Company, with a copy to the Significant Group Companies and the Founder Parties on or after the date on which such Preferred Shares become redeemable pursuant to Article 15, stating the class and number of Preferred Shares to be redeemed (the Preferred Shares to be redeemed, the “Redemption Shares”, the delivery date of the Initial Redemption Notice, the “Initial Redemption Notice Date”).  The Company shall, within ten (10) Business Days after the Initial Redemption Notice, give a written notice to the other Preferred Holders, stating the existence of the Initial Redemption Notice and the closing date of the redemption estimated by the Company, which closing date shall be within one hundred and twenty (120) days after the Initial Redemption Notice Date (the actual completion date of the redemption, the “Redemption Date”)). Any other Preferred Holder may elect to tag along with the Initial Redemption Requesting Holder and exercise its redemption right by separately giving a redemption notice to the Company stating the class and number of its Redemption Shares within ten (10) Business Days after the receipt of the Company’s written notice. The Company shall ensure that all redemptions of the Redemption Shares be carried out in accordance with this Article 16, in any event completed within one hundred and twenty (120) days from the Initial Redemption Notice Date.

(b)                                 Once the Company has received the Initial Redemption Notice, it shall not (and shall not permit any other Group Company to) take any action which would have the effect of delaying, undermining or restricting the redemption of any Redemption Share, and the Company shall in good faith use its best efforts to increase the amount of funds legally available for redemption, including causing any other Group Company to distribute any and all available funds to the Company to ensure that all Redemption Shares would be timely and fully redeemed in accordance with this Article 16. Until the date by which all Redemption Shares are redeemed, the Company shall not declare or pay any dividend nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

17.                               Manner and Mechanics of Redemption. Until such time as the applicable Preferred Redemption Price in respect of all the Redemption Shares has been paid in full to the relevant Preferred Holder, such Preferred Holder shall remain entitled to all of the rights, including its voting rights, in respect of all of its Redemption Shares as if they were not redeemed in any part.  Upon the Redemption Date, each redeeming Preferred Holder shall surrender to the Company its share certificate or certificates representing such Preferred Shares to be redeemed at the place agreed by the Company and the redeeming Preferred Holder for that purpose, on the date when the applicable Preferred Redemption Price is fully paid to the order of the Preferred Holder whose name appears on the register of members of the Company as the holder of such Preferred Shares, and each share certificate representing such Preferred Shares shall be cancelled.  In the event that less than all the Preferred Shares represented by any such share certificate are redeemed, a new share certificate shall be issued representing the unredeemed Preferred Shares.

18.                               Insufficient Funds.  Without limiting the generality of Article 17, if the funds of the Company legally available for redemption are insufficient to redeem all the Redemption Shares within the one-hundred-and-twenty- (120-) day period from the Initial Redemption Notice Date, those funds of the Company will be paid to redeem all Preferred Shares requested to be redeemed based on their pro rata Preferred Redemption Prices (i.e., the Preferred Redemption Price of each Preferred Share as against the total amount of Preferred Redemption Prices of all Preferred Shares requested to be redeemed). The remaining Redemption Shares to be redeemed shall be redeemed as soon as the Company has legally available funds to do so.

19.                               Obligations of the Key Group Companies and the Founder Parties.  In the event that any redeeming Preferred Holder exercises its redemption right pursuant to Article 15, the Founder Parties, the Ordinary Shareholder Controlling Persons and the Key Group Companies shall procure the Company to comply with its obligations pursuant to Articles 15 through 20 and shall be jointly and severally liable with the Company to such redeeming Preferred Holder. Notwithstanding anything to the contrary in these Articles, the aggregate obligations of the Founder Parties and the aggregate obligations of each Ordinary Shareholder Controlling Person under Articles 15 through 20 shall not exceed the fair market value of all Equity Securities then held, directly or indirectly, by the Founder Parties (including their Affiliates) or such Ordinary Shareholder Controlling Person (as applicable, including its Affiliates) in the Group Companies; provided that, in the event of any breach or non-fulfillment of any covenant, agreement or obligation to be performed by the Founder Parties or any Ordinary Shareholder Controlling Person pursuant to any Transaction Document, the fair market value of all Equity Securities then held, directly or indirectly, by the Founder Parties (including their Affiliates) or such Ordinary Shareholder Controlling Person (as applicable, including its Affiliates), shall be determined disregarding the effect of such breach or non-fulfillment.

20.                               Third-Party Share Acquisition.  Notwithstanding anything to the contrary in Articles 15 through 19, the Company may, at its discretion, fulfill its redemption or repurchase obligations by, in lieu of (i) redeeming the Preferred Shares requested to be redeemed in an Initial Redemption Notice and subsequent redemption notices delivered by other Preferred Holders or (ii) repurchasing the SVF Put Shares in accordance with the terms of the Investor Rights Agreement, as applicable, procuring one or more third-party purchasers, which shall not be a Tencent Restricted Person, to acquire such Preferred Shares within the applicable time period at the applicable price. For the avoidance of doubt, any acquisition of Preferred Shares effected in accordance with this Article 20 shall not be subject to compliance with Articles 8 or 9.

21.                               [Reserved.]

PROTECTIVE PROVISIONS

22.                               Board Reserved Matters.  The Company and the Key Group Companies shall not, and the Company, the Key Group Companies and the Founder Parties shall procure each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any action (including any action by the Board or any committee thereof) with respect to any of the following matters, whether in a single transaction or a series of related transactions, directly or indirectly, whether by amendment, merger, amalgamation, consolidation or otherwise, without the affirmative vote at a duly convened meeting of the Board by, or written consent by, (a) at least half of the Investor Directors then in office and (b) at least half of the Founder Directors then in office; provided, that any transaction for the purposes of the Restructuring that is expressly contemplated in the Restructuring Memorandum or the Restructuring Framework Agreement shall not require such affirmative vote or consent in accordance with this Article 22:

(i)                                     any change of auditors of any Group Company;

(ii)                                  any change of accounting policies applicable to any Group Company, except for any change mandated by official changes in accounting rules or application guidance that is mandated by Applicable Laws to be adopted, or any change required by the applicable stock exchange in connection with a Qualified IPO;

(iii)                               any acquisition, investment, or a series of related acquisitions or investments, the consideration of which exceeds the greater of (A) RMB500,000,000 and (B) fifty percent (50%) of the operating net cash flow of the Company for the prior fiscal year;

(iv)                              except as otherwise provided in Article 22(iii), any capital commitment or expenditure in a single transaction or transactions within any consecutive twelve (12) months in the aggregate, the consideration of which exceeds the lower of (A) RMB500,000,000 and (B) five percent (5%) of the net assets of the Company for the prior fiscal year;

(v)                                 except as otherwise provided in these Articles, any Transfer, disposal of, or creation of any encumbrance on, any Equity Securities of any Group Company (other than the Company) or any asset of any Group Company, in a single transaction or transactions within any consecutive twelve (12) months in the aggregate, involving a value of the lower of (A) RMB1,000,000,000 and (B) five percent (5%) of the net assets of the Company for the prior fiscal year;

(vi)                              creation, incurrence or authorization of the creation of any debt on behalf of any Group Company, in a single transaction or transactions within any consecutive twelve (12) months in the aggregate, with a principal amount in excess of the lower of (A) RMB500,000,000 and (B) five percent (5%) of the net assets of the Company for the prior fiscal year;

(vii)                           any guarantee provided to any Person other than a wholly owned Group Company, except (A) any guarantee provided for the benefit of any Ziroom Group Company or any Asset Management Group Company, in the ordinary course of business of the Ziroom Group or the Asset Management Group (as applicable) provided that the aggregate guaranteed amount to all Ziroom Group Companies and Asset Management Group Companies at any given time shall not exceed thirty percent (30%) of the net assets of the Group for the prior fiscal year, and (B) any guarantee provided solely for the conduct of the Finance Business in the ordinary course of business and on arm’s length terms;

(viii)                        any amendment to or termination of or waiver under any of the Control Documents or any provisions thereunder;

(ix)                              the establishment of any joint venture, partnership or non-wholly owned Subsidiary excluding any establishment of a new joint venture in the ordinary course of business and on arm’s length terms with any bona fide third party, but not excluding any conversion of a wholly owned Group Company into any joint venture;

(x)                                 any disposal of (including any sale, assignment or transfer of, or grant of any exclusive license under, exclusive option, right of first refusal, or right of first offer to acquire or license, or any other prohibition on any Group Company from using or permitting third parties to use ) any Intellectual Property owned by any Group Company that is material to the Group, other than intra-group transfers to any wholly owned Subsidiaries of the Company; or

(xi)                              enter into any Related Party Transaction, other than (A) intra-group Contracts or transactions with or among wholly owned Subsidiaries of the Company, or with or among non-wholly owned Subsidiaries that is in the ordinary course of business and on arm’s length terms, (B) any Related Party Transaction or a series of Related Party Transactions in the ordinary course of business and on arm’s length terms with a value not exceeding US$1,500,000 within the same fiscal year in the aggregate, (C) any Contract or transaction in connection with the establishment or implementation of trusts in relation to any duly approved ESOP or any grant thereunder or exercise thereof, or any loans provided to the officers in connection with any grant under or exercise of ESOP in accordance with the terms of a duly approved ESOP plan, (D) Contracts or transactions contemplated under the Business Cooperation Agreement, (E) any Contract or transaction with any Ziroom Group Company or any Asset Management Group Company in the ordinary course of business, on arm’s length terms and priced at fair market value, (F) any guarantee as described in, and subject to the limitations contained in, Article 22(vii)(A), and (G) any Contract or transaction between any Group Company on the one hand and a Preferred Holder or its Affiliate(s) that is a real estate developer on the other hand pursuant to which the Group Company provides firsthand real estate sales or brokerage services to that real estate developer, if that Contract or transaction is in the ordinary course of business, on arm’s length terms and priced at fair market value.

23.                               Member Reserved Matters. The Company and the Key Group Companies shall not, and the Company, the Key Group Companies and the Founder Parties shall procure each Group Company not to, take, permit to occur, approve, authorize, or agree or commit to do any action (including any action by the Board or any committee thereof) with respect to any of the following matters, whether in a single transaction or in a series of related transactions, directly or indirectly, whether by amendment, merger, amalgamation, consolidation or otherwise, without approval or written consent from (a) Ordinary Holders representing more than fifty percent (50%) of the voting power of all of the Ordinary Shares of the Company voting as a single class and (b) the Majority Preferred Holders; provided that, any transaction for the purposes of the Restructuring that is expressly contemplated in the Restructuring Memorandum or the Restructuring Framework Agreement shall not require approval or consent in accordance with this Article 23; provided further that where any such action requires the approval of a special resolution under the Act and if the relevant approval or written consent has not been obtained from the Ordinary Holders representing more than fifty percent (50%) of the voting power of all of the Ordinary Shares of the Company voting as a single class and the Majority Preferred Holders, then all the Members voting against such resolution shall have the voting rights equal to the aggregate power of all the Members voting in favor of such resolution plus one:

(i)                                     any Public Offering other than a Qualified IPO;

(ii)                                  any issuance or authorization of issuance of any securities (including Equity Securities and bond instruments) by the Company except (A) securities issued or authorized to be issued since the Closing Date that do not exceed in the aggregate ten percent (10%) of the total issued and outstanding securities of the Company on an as-converted and fully diluted basis immediately after the Closing Date, for an effective issue price per Ordinary Share (on an as-converted basis) not less than the Series D+ Original Issue Price (for the avoidance of doubt, any issuance separately approved as a reserved matter in accordance with this Article 23(ii) shall not be counted toward this ten percent (10%) limit), and (B) in addition to and not exclusive with the ten percent (10%) limit referred to in Article 23(ii)(A) above, Ordinary Shares issued or authorized to be issued since the Closing Date in connection with any acquisition transaction in the ordinary course of business that do not exceed in the aggregate three percent (3%) of the total issued and outstanding securities of the Company on an as-converted and fully diluted basis immediately after the Closing date, for an effective issue price per Ordinary Share not less than the Series D+ Original Issue Price;

(iii)                               any issuance or authorization of issuance of any securities (including Equity Securities and bond instruments) by any Group Company other than the Company that is not solely to implement a transaction that has been separately approved as or expressly exempted from being a reserved matter pursuant to Article 22(ix);

(iv)                              any amendment, modification or waiver of any provision of any charter document of the Company or any Significant Group Company that is not solely to implement a transaction that has been separately approved as or expressly exempted from being a reserved matter pursuant to Article 22(ix) or Article 23(ii), (iii), (vi) or (vii);

(v)                                 any adoption of, material amendment to or termination of any ESOP, or any increase to the total number of Equity Securities issuable pursuant to the 2018 ESOP, other than the adoption of the 2018 ESOP, any amendment of the 2018 ESOP that does not have the effect of increasing the total number of Equity Securities issuable pursuant thereto, termination of the 2018 ESOP, and any issuance of grants pursuant to the 2018 ESOP;

(vi)                              repurchase, redemption, share subdivision, share combination, share split, recapitalization, reclassification or similar event in respect of any Equity Securities of any Group Company or otherwise make any changes to its capital structure other than as expressly contemplated in the Investor Rights Agreement or these Articles, or reclassification solely to implement a transaction that has been separately approved as or expressly exempted from being a reserved matter pursuant to Article 23(vii);

(vii)                           any merger, amalgamation or consolidation of the Company or any Significant Group Company with or into any Person, or any other corporate reorganization of the Company or any Significant Group Company;

(viii)                        any pledge of Equity Securities of any Group Company by the Founder Parties to any Person, other than any pledge of Equity Securities of any Group Company in compliance with Article 3(ii);

(ix)                              any disposal of any asset of any Group Company established in the PRC to a third party prior to the completion of the Restructuring other than any such transaction expressly contemplated by the Restructuring Memorandum or the Restructuring Framework Agreement;

(x)                                 any disposal of all or substantially all assets or the Business of the Group to a third party;

(xi)                              any action that would result in the Company ceasing to be an exempted company with limited liability;

(xii)                           any material change of the scope or nature of the Business, or cessation of any business line of the Group;

(xiii)                        the liquidation, dissolution, winding up or commencement of bankruptcy or similar proceedings of the Company or any Significant Group Company;

(xiv)                       any declaration or payment of a dividend on Equity Securities by any Group Company established in the PRC prior to the completion of the Restructuring other than any such transaction expressly contemplated by the Restructuring Memorandum or the Restructuring Framework Agreement; or

(xv)                          any declaration or payment of a dividend on Equity Securities with a total amount exceeding fifteen percent (15%) of gross profits of the Company for the prior fiscal year other than any declaration or payment of a dividend on Equity Securities for the purposes of payment of (A) any Preferred Redemption Price in accordance with Articles 15 through 20, or (B) the SVF Put Price in accordance with the Investor Rights Agreement.

24.                               Tencent Reserved Matters.  For so long as Tencent holds at least fifty percent (50%) of the Series D Preferred Shares held by it immediately after the Closing and at least four point four percent (4.4%) of the issued and outstanding Company Securities on a fully diluted and as-converted basis, the prior written consent of Tencent shall be required for any of the following transactions:

(i)                                     any new issuance of Equity Securities by any Group Company to any Tencent Restricted Person; or

(ii)                                  any transaction or series of related transactions, whether by merger, consolidation, amalgamation, sale or issuance of equity, scheme of arrangement or otherwise, pursuant to or as a result of which (A) a Tencent Restricted Person directly or indirectly acquires voting securities or voting power of any Group Company representing a majority of the voting securities or voting power of such Group Company immediately following such transaction(s), (B) a sale, lease, transfer or other disposition of all or substantially all of the assets of the Group Companies is made to a Tencent Restricted Person, or (C) an exclusive licensing or sale of all or substantially all Intellectual Property owned by the Group to a Tencent Restricted Person.

For the avoidance of doubt, without prejudice to the rights of any Member specifically provided in these Articles, none of the foregoing restrictions shall restrict the Company’s freedom to engage in good-faith business cooperation with any Tencent Restricted Person not involving a Trade Sale or an issuance or sale of the shares of any Group Company.

LIQUIDATION PREFERENCE

25.                               Liquidation Preference.  In the event of a Liquidation Event, distributions to the Members shall be made in the following manner, after satisfaction of all creditors’ claims and claims that may be mandated by law:

(a)                                 Each holder of Series D+ Preferred Shares shall be entitled to receive for each Series D+ Preferred Share it holds, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series D Preferred Shares, Series C Preferred Shares, Series B Preferred Shares, Ordinary Shares or any other class or series of Shares by reason of their ownership of such Shares, the amount equal to the greater of (x) the aggregate of (i) the Series D+ Original Issue Price, (ii) any dividends declared and unpaid with respect to such Series D+ Preferred Share, and (iii) an amount that would give such holder of Series D+ Preferred Shares a simple non-compounded interest of five percent (5%) per annum on the Series D+ Original Issue Price, calculated from the Series D+ Original Issue Date up until the date of receipt by the holder of the full liquidation preference amount thereof, and (y) the amount such Series D+ Preferred Shares would have received, with respect to each Series D+ Preferred Share, had that Series D+ Preferred Share been converted into Ordinary Shares immediately prior to the consummation of the Liquidation Event (the “Series D+ Liquidation Preference”).  If the assets and funds available for distribution shall be insufficient to permit the payment to such holders of the full Series D+ Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D+ Preferred Shares in proportion to the Series D+ Liquidation Preference to which each such holder is otherwise entitled.

(b)                                 If there are any assets or funds remaining after the aggregate Series D+ Liquidation Preference has been distributed or paid in full to the holders of the Series D+ Preferred Shares pursuant to Article 25(a) above, each holder of Series D Preferred Shares shall be entitled to receive for each Series D Preferred Share it holds, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series C Preferred Shares, Series B Preferred Shares, Ordinary Shares or any other class or series of Shares by reason of their ownership of such Shares, the amount equal to the greater of (x) the aggregate of (i) the Series D Original Issue Price, (ii) any dividends declared and unpaid with respect to such Series D Preferred Share, and (iii) an amount that would give such holder of Series D Preferred Shares a simple non-compounded interest of five percent (5%) per annum on the Series D Original Issue Price, calculated from the Series D Original Issue Date up until the date of receipt by the holder of the full liquidation preference amount thereof, and (y) the amount such Series D Preferred Shares would have received, with respect to each Series D Preferred Share, had that Series D Preferred Share been converted into Ordinary Shares immediately prior to the consummation of the Liquidation Event (the “Series D Liquidation Preference”).  If the assets and funds available for distribution shall be insufficient to permit the payment to such holders of the full Series D Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series D Preferred Shares in proportion to the Series D Liquidation Preference to which each such holder is otherwise entitled.

(c)                                  If there are any assets or funds remaining after the aggregate Series D Liquidation Preference has been distributed or paid in full to the holders of the Series D Preferred Shares pursuant to Article 25(b) above, each holder of Series C Preferred Shares shall be entitled to receive for each Series C Preferred Share it holds, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Series B Preferred Shares, Ordinary Shares or any other class or series of Shares by reason of their ownership of such Shares, the amount equal to the greater of (x) the aggregate of (i) the Series C Original Issue Price, (ii) any dividends declared and unpaid with respect to such Series C Preferred Share, and (iii) an amount that would give such holder of Series C Preferred Shares a simple non-compounded interest of five percent (5%) per annum on the Series C Original Issue Price, calculated from the Series C Original Issue Date up until the date of receipt by the holder of the full liquidation preference amount thereof, and (y) the amount such Series C Preferred Shares would have received, with respect to each Series C Preferred Share, had that Series C Preferred Share been converted into Ordinary Shares immediately prior to the consummation of the Liquidation Event (the “Series C Liquidation Preference”).  If the assets and funds available for distribution shall be insufficient to permit the payment to such holders of the full Series C Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series C Preferred Shares in proportion to the Series C Liquidation Preference to which each such holder is otherwise entitled.

(d)                                 If there are any assets or funds remaining after the aggregate Series C Liquidation Preference has been distributed or paid in full to the holders of the Series C Preferred Shares pursuant to Article 25(c) above, each holder of Series B Preferred Shares shall be entitled to receive for each Series B Preferred Share it holds, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Ordinary Shares or any other class or series of Shares by reason of their ownership of such Shares, the amount equal to the greater of (x) the aggregate of (i) the Series B Original Issue Price, (ii) any dividends declared and unpaid with respect to such Series B Preferred Share, and (iii) an amount that would give such holder of Series B Preferred Shares a simple non-compounded interest of five percent (5%) per annum on the Series B Original Issue Price, calculated from the Series B Original Issue Date up until the date of receipt by the holder of the full liquidation preference amount thereof, and (y) the amount such Series B Preferred Shares would have received, with respect to each Series B Preferred Share, had that Series B Preferred Share been converted into Ordinary Shares immediately prior to the consummation of the Liquidation Event (the “Series B Liquidation Preference”).  If the assets and funds available for distribution shall be insufficient to permit the payment to such holders of the full Series B Liquidation Preference, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred Shares in proportion to the Series B Liquidation Preference to which each such holder is otherwise entitled.

(e)                                  After setting aside or paying in full the Series D+ Liquidation Preference, the Series D Liquidation Preference, the Series C Liquidation Preference and the Series B Liquidation Preference due pursuant to Article 25 (a) through (d) above, the remaining assets of the Company available for distribution to the Members, if any, shall be distributed to the holders of the Ordinary Shares on a pro rata basis, based on the number of Ordinary Shares then held by each holder.

26.                               Deemed Liquidation Event.  Unless waived in writing by the Majority Preferred Holders, each of the following events shall be treated as a “Deemed Liquidation Event”: (i) any transaction or series of transactions, whether by merger, consolidation, amalgamation, sale or issuance of equity, scheme of arrangement or otherwise, pursuant to or as a result of which (A) the Members of the Company immediately before such transaction own less than fifty percent (50%) of the direct or indirect voting power of the surviving company immediately after such transaction, or (B) a Person (or a group of Affiliated Persons acting in concert) directly or indirectly acquires, or becomes the holder of, voting power of a Group Company (or the acquiring or surviving company, as applicable) representing no less than a majority of the voting power of such Group Company (or the acquiring or surviving company, as applicable) immediately following such transaction(s) (each a “Trade Sale”), (ii) a disposition of all or substantially all of the assets of the Group Companies as a whole, (iii) unless duly approved pursuant to Article 22, any termination or amendment of any Control Document for any reason resulting in (A) the Company losing Control over any Domestic Company that is contractually Controlled by the Company under the Control Documents, or (B) the financial results of any Domestic Company that is contractually Controlled by the Company under the Control Documents incapable of being consolidated into the financial results of the Company, or (iv) a sale or exclusive licensing of all or substantially all of the Intellectual Property owned by the Group Companies as a whole.  Any actions taken or to be taken for purposes of the Restructuring in accordance with the Restructuring Memorandum or the Restructuring Framework Agreement shall not constitute a Deemed Liquidation Event.

27.                               Non-Cash Distribution.  In the event that the Company proposes to distribute assets other than cash in connection with a Liquidation Event, the value of the assets to be distributed to the Members in accordance with Article 25 shall be determined in good faith by the Board; provided that any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:

(a)                                 If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty- (30-) day period ending one (1) day prior to the distribution;

(b)                                 If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty- (30-) day period ending three (3) days prior to the distribution; and

(c)                                  If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the Board.

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (a), (b) or (c) to reflect the fair market value thereof as determined in good faith by the Board. The Preferred Holders representing more than two-thirds (2/3) of all of the Preferred Shares of the Company voting as a single class (calculated on an as-converted basis) shall have the right to challenge any determination by the Board of fair market value pursuant to this Article 27, in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne by the Company.

28.                               [Reserved.]

MAXIMUM SHAREHOLDING

29.                         (a)         If any Preferred Holder or any of its Affiliates (other than SVF and any of its Affiliates) (each such Preferred Holder for purposes of this Article 29, an “Acquiring Preferred Holder”) acquires any Preferred Shares from any other Preferred Holder or through the exercise of the right of first refusal pursuant to Article 8 (except pursuant to Article 8(b) and Article 8(c)) or the exercise of the preemptive right pursuant to Articles 10 through 13, in each case as a result of which such Acquiring Preferred Holder, together with its Affiliates, holds more than one-third (1/3) of the then issued and outstanding Preferred Shares, then such Acquiring Preferred Holder and its Affiliates shall not be entitled to vote, with respect to the portion (and only such excess portion) of the Preferred Shares held by it and its Affiliates (if any) that is in excess of one-third (1/3) of the then issued and outstanding Preferred Shares (the “Excess Shares”) and the Excess Shares shall not be included in the number of total issued and outstanding Preferred Shares for the purpose of determining the relevant consent or approval threshold that may be required from the Preferred Holders (or any series or class thereof) or the Members. For the avoidance of doubt, the foregoing shall not, at any time, affect the voting rights of any Preferred Shares held by any such Acquiring Preferred Holder or its Affiliate that is less than or equal to one-third (1/3) of the then total issued and outstanding Preferred Shares. SVF hereby agrees that SVF, together with its Affiliates, shall not hold more than one-third (1/3) of the then issued and outstanding Preferred Shares without the prior written consent of the Company.

(b)   This Article 29 shall terminate immediately after the consummation of a Qualified IPO.